UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.              )

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Winnebago Industries, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Notice of Annual Meeting
of Shareholders
to be held December 16, 2008

To the Shareholders of
Winnebago Industries, Inc.

The Annual Meeting of Shareholders of Winnebago Industries, Inc. will be held on Tuesday, December 16, 2008, at 4:00 p.m., Central Standard Time, in Winnebago Industries’ South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa, for the following purposes:

1.	to elect three Class III directors to hold office for three-year terms;
2.	to ratify the appointment of Deloitte & Touche LLP, as our independent registered public accountants for the fiscal year ending August 29, 2009; and
3.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors of the Company has fixed the close of business on October 7, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof.

By Order of the Board of Directors

Raymond M. Beebe Secretary

Forest City, Iowa
October 29, 2008

Your Vote Is Important

Whether or not you expect to attend the meeting in person, please vote via the Internet or telephone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.

Principal Executive Offices:
P.O. Box 152
Forest City, Iowa 50436

WINNEBAGO INDUSTRIES, INC.

FORWARD-LOOKING INFORMATION

Statements in this proxy statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Winnebago Industries, Inc., an Iowa corporation (the “Company,” “Winnebago Industries,” “we,” “us” and “our”), is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the fiscal year ended August 30, 2008 (the “2008 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be used at the Annual Meeting of Shareholders of the Company to be held in our South Office Complex Theater, 605 West Crystal Lake Road, Forest City, Iowa on December 16, 2008, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof (the “Annual Meeting” or the “Meeting”).

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about October 29, 2008.

Only holders of Common Stock of record at the close of business on October 7, 2008 will be entitled to Notice of Internet Availability of Proxy Materials and to vote at the Annual Meeting. At such date, the Company had outstanding 29,071,988 shares of Common Stock, par value $.50 per share (“Common Stock”). Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon at the meeting. A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum for the Annual Meeting.

If you have returned valid proxy instructions or attend the Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum.

If you hold shares in your own name, by submitting a proxy you may either vote for or withhold authority to vote for each nominee for the Board of Directors and you may vote in favor of or against the ratification of the appointment of independent registered public accountants. If you withhold authority to vote with respect to any nominee, your shares will still be counted for purposes of establishing a quorum but will have no effect on the election of that nominee. If you sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee and for the ratification of the appointment of independent registered public accountants.

If you hold shares through a broker, follow the voting instructions provided by your broker. If you want to vote in person, a legal proxy must be obtained from your broker and brought to the Meeting. The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the ratification of the appointment of independent registered public accountants are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as shareholder proposals unless they have received voting instructions from their customers.

Directors must be elected by a plurality of the votes cast at the Meeting. This means that the three nominees receiving the greatest number of votes will be elected as directors. Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast. The ratification of the appointment of the independent registered public accountants requires the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy. Withheld votes and abstentions with respect to the ratification of the appointment of independent registered public accountants will have the same effect as a vote against the matter.

The Company is not now aware of any matters to be presented at the Annual Meeting other than the election of the three nominees described in this Proxy Statement and the ratification of the appointment of independent registered public accountants. If any matters not described in this Proxy Statement are properly presented at the Meeting, the proxies will use their personal judgment to determine how to vote your shares. If the Meeting is adjourned, the proxies can vote your Common Stock on the new Meeting date as well, unless you have revoked your proxy instructions.

Before the Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. If, by request, you have received a printed copy of our proxy materials, you can appoint a proxy to vote your shares of Common Stock (i) by using the Internet (http://www.eproxy.com/wgo/), (ii) by calling the toll-free telephone number (1-800-560-1965) or (iii) you may indicate your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card to us by 12:00 p.m. Central Standard Time on December 15, 2008.

If a proxy card is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. A person may revoke a proxy electronically by entering a new vote via the Internet or by telephone or a proxy may be revoked by (i) giving written notice to the Secretary of the Company (the “Secretary”), (ii) subsequently granting a later-dated proxy, (iii) attending the Meeting and voting in person or (iv) executing a proxy designating another person to represent you at the Meeting and voting by your representative at the Meeting. Unless revoked, the shares represented by validly executed proxies will be voted at the Meeting in accordance with the instructions indicated thereon. To revoke a proxy by telephone or the Internet, you must do so by 12:00 p.m. Central Standard Time on December 15, 2008 (following the directions on the instructions as set forth in the Notice of Internet Availability of Proxy Materials or in printed proxy materials received by request). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If no instructions are indicated on a proxy that is signed and received by the Company, it will be voted: (i) for the election of the three nominees for director named below (Item 1), (ii) for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for our Fiscal 2009 (Item 2) and (iii) in the discretion of the named proxies upon such other matters as may properly come before the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table contains information with respect to the ownership of the Common Stock by each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially	Percent of Common Stock (%)(1)

Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	5,078,435(2)	17.5
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	4,611,860(3)	15.9
T. Rowe Price Associates Inc. 100 East Pratt Street Baltimore, Maryland 21202	2,961,120(4)	10.2
Vanguard Whitehall Funds – Vanguard Selected Value Fund 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,847,300(5)	6.4
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	1,841,600(6)	6.3

(1)	Based on 29,071,988 outstanding shares of Common Stock on October 7, 2008.
(2)	The number of shares owned as of December 31, 2007 according to Amendment No. 5 to Schedule 13G filed with the SEC on January 3, 2008. Royce & Associates, LLC, an investment adviser, is the beneficial owner of all 5,078,435 shares of Common Stock and has sole voting power and sole dispositive power with respect to all shares. The information contained in this footnote is derived from information contained in the Amendment No. 5 to Schedule 13G filed by Royce & Associates, LLC with the SEC referred to herein.
(3)	The number of shares owned as of December 31, 2007 according to Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2008. FMR LLC, a parent holding company, is the beneficial owner of all 4,611,860 shares of Common Stock and has sole dispositive power with respect to all 4,611,860 shares. Edward C. Johnson III serves as Chairman of FMR LLC. Members of the Edward C. Johnson III family own shares of common stock representing approximately 49% of the voting power of FMR LLC. Mr. Johnson and members of his family may be deemed to form a controlling group with respect to the common voting stock of FMR LLC. Of these 4,611,860 shares of Common Stock, all 4,611,860 shares are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR Corp. Mr. Johnson and FMR Corp., through its control of Fidelity Management & Research Company, each has sole dispositive power with respect to these shares. The interest of one person in the Common Stock, Fidelity Value Fund, an investment company, amounted to 2,370,291 shares at December 31, 2007. The information contained in this footnote is derived from information contained in the Amendment No. 2 to Schedule 13G filed by FMR LLC with the SEC referred to herein.
(4)	The number of shares owned as of January 31, 2008 according to Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2008. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,030,300 shares and sole dispositive power with respect to 2,961,120 shares. T. Rowe Price Associates, Inc. serves as the investment adviser of various registered investment companies and investment advisory clients, including T. Rowe Price Small-Cap Value Fund, Inc. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. reported that it is deemed to be a beneficial owner of these securities and that T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 1,717,900 shares of Common Stock reported as beneficially owned by T. Rowe Price Associates, Inc. The information contained in this footnote is derived from information contained in the Amendment No. 1 to Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC referred to herein.

(5)	The number of shares owned as of December 31, 2007 according to Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2008. Vanguard Whitehall Funds–Vanguard Selected Value Fund is the beneficial owner of all 1,847,300 shares of Common Stock and has sole voting power with respect to all shares. The information contained in this footnote is derived from information contained in Amendment No. 2 to Schedule 13G filed by Vanguard Whitehall Funds–Vanguard Selected Value Fund with the SEC referred to herein.
(6)	The beneficiary ownership information for Franklin Resources, Inc. is based upon a Schedule 13G filed with the SEC on January 17, 2008. Franklin Resources, Inc., its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of Franklin Resources), reported holdings of the Common Stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of subsidiaries of Franklin Resources, Inc. Franklin Resources, Inc. reported that Franklin Advisory Services, LLC has sole voting power with respect to 1,799,500 shares of Common Stock and sole disposition power with respect to all 1,841,600 shares. The information contained in this footnote is derived from information contained in the Schedule 13G filed by Franklin Resources, Inc. with the SEC referred to herein.

The following table sets forth certain information known to the Company with respect to beneficial ownership of Company Common Stock at October 7, 2008 for (i) each director and nominee for director of the Company, (ii) each person who served as the Company’s Chief Executive Officer or Chief Financial Officer during Fiscal 2008, (iii) the three most highly compensated executive officers of the Company (other than the Chairman and Chief Executive Officer and the Chief Financial Officer) who were serving as executive officers at the end of Fiscal 2008, named in the Summary Compensation Table below, and (iv) all executive officers, directors and nominees for director as a group.

Name	Shares of Common Stock Owned Beneficially at October 7, 2008(1)	Percent of Common Stock (%)(2)

Irvin E. Aal	38,724(3)(4)	(5)
Raymond M. Beebe	49,500(3)	(5)
Robert M. Chiusano	0(6)	(5)
Jerry N. Currie	37,500(3)	(5)
Joseph W. England	57,489(3)(4)	(5)
Lawrence A. Erickson	23,028(3)(4)	(5)
Robert L. Gossett	46,126(3)	(5)
John V. Hanson	34,760(3)(7)	(5)
Bruce D. Hertzke	318,736(3)(8)	1.1
Gerald C. Kitch	62,743(3)(4)	(5)
Sarah N. Nielsen	22,000(3)	(5)
William J. O’Leary	57,000(3)	(5)
Robert J. Olson	74,750(3)	(5)
Directors and executive officers as a group (17 persons)	919,268(3)(4)	3.2

(1)	Includes shares held jointly with or by spouse and shares held as custodian, beneficial ownership of which is disclaimed.
(2)	Based on 29,071,988 outstanding shares of Common Stock on October 7, 2008, together with shares representing the 57,984 Winnebago Stock Units held by directors under the Company’s Directors’ Deferred Compensation Plan as of October 7, 2008 and 636,774 shares that directors and executive officers as a group have the right to acquire within 60 days of October 7, 2008 through the exercise of stock options.

(3)	Includes the following shares in which the respective directors and executive officers, individually and as a group, have the right to acquire within 60 days of October 7, 2008 through the exercise of stock options:
Director/Executive Officer	Exercisable Stock Options

Aal	28,000
Beebe	40,000
Currie	32,000
England	40,000
Erickson	14,000
Gossett	29,876
Hanson	32,000
Hertzke	223,858
Kitch	32,000
Nielsen	12,500
O’Leary	40,000
Olson	48,746
Total Directors and Executive Officers	636,774

(4)	Includes 8,224, 14,989, 6,528 and 28,243 Winnebago Stock Units held by Messrs. Aal, England, Erickson, and Kitch, respectively, under the Company’s Directors’ Deferred Compensation Plan as of October 7, 2008. Pursuant to an election made by each such director on December 18, 2007, the Winnebago Stock Units are accrued under the Company’s Deferred Compensation Plan and are to be settled 100% in Common Stock upon the earliest of the following events: reporting person’s termination of service as a director, death or disability or a “change in the effective control of the Company” as defined in said Plan.
(5)	Less than one percent.
(6)	On June 24, 2008, the Board appointed Mr. Chiusano to the Board, effective October 1, 2008.
(7)	Does not include the number of shares owned on October 7, 2008 by Hanson Capital Partners, L.L.C. (“HCP”), a Delaware limited liability company whose members are the Luise V. Hanson Qualified Terminable Interest Property Marital Deduction Trust (the “QTIP Trust”), which has a 34.8% membership interest in HCP, and the Luise V. Hanson Revocable Trust, dated September 22, 1984 (the “Revocable Trust”), which has a 64.6% membership interest in HCP. Additionally, John V. Hanson, Mary Joan Boman (the sister of John V. Hanson) and Paul D. Hanson (the brother of John V. Hanson) each have, in their individual capacity, a .2% membership interest in HCP. John V. Hanson (a director of the Company), Mary Joan Boman and Paul D. Hanson (each an “Individual Trustee” and collectively, the “Individual Trustees”) and Bessemer Trust Company, N.A. (the “Corporate Trustee”) act as co-trustees under the QTIP Trust and the Revocable Trust. By virtue of the Revocable Trust’s 64.6% membership interest in HCP, a majority of the Individual Trustees together with the Corporate Trustee have sole voting power with respect to the 569,774 shares of Common Stock of which HCP is the beneficial owner. A majority of the Individual Trustees together with the Corporate Trustee have sole dispositive power with respect to the 569,774 shares of Common Stock of which HCP is the beneficial owner, except that disposition of all or substantially all of those shares requires the unanimous approval of all members of HCP.
(8)	Mr. Hertzke retired from his position as Chairman and Chief Executive Officer of the Company, effective May 5, 2008. Mr. Hertzke, however, remained an employee of the Company through May 30, 2008.

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes with staggered terms, each consisting of approximately one-third of the total number of the members of the Board of Directors. Directors are elected for a term of three years. At the Annual Meeting, the term of office of the Class III directors will expire, and three persons will be elected to serve in that class until the annual meeting following our fiscal year 2011 or until their respective successors are elected. The terms of office of the Class I and Class II directors will expire at the annual meetings following our fiscal year 2009 and 2010, respectively.

Discretionary authority is solicited to vote for the election of a substitute for any of said nominees who, for any reason currently unknown, cannot be a candidate for election. The shares represented by proxy will be voted for the election as directors of the nominees for Class III directors named below if no direction is made otherwise. All nominees are currently directors of the Company and, except for Robert J. Olson, were elected by the shareholders at our Annual Meeting held in January 2006. Mr. Olson was appointed to the Board of Directors and elected to the position of Chairman of the Board and Chief Executive Officer, in addition to his position as President, effective May 5, 2008.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

Name (Age)(1)	Principal Occupation and Other Directorships Held	Year First Became a Director

Class III — Nominees for Directors to be Elected to Serve Until the Annual Meeting Following Fiscal Year 2011
John V. Hanson (66)	Retired; former Deputy Chairman of the Board of Directors of Winnebago Industries, Inc.	1996(2)(3)
Gerald C. Kitch (70)	Retired; former Executive Vice President, Pentair, Inc., diversified manufacturer of tools, equipment and ammunition	1996(2)
Robert J. Olson (57)	Chairman of the Board, Chief Executive Officer and President, Winnebago Industries, Inc.	2008(2)(4)
Class I — Directors Whose Terms Expire at the Annual Meeting Following Fiscal Year 2009
Irvin E. Aal (69)	Retired; former General Manager of Case Tyler Business Unit of CNH Global and predecessor corporation, manufacturer of banded application business equipment; previously President and Chief Executive Officer of Tyler Industries, privately owned specialized agricultural equipment manufacturing company	2004
Joseph W. England (68)	Retired; former Senior Vice President — Accounting — Control of Deere & Company (a mobile power equipment manufacturer); Mr. England is a director of First Midwest Bancorp, Inc.	2001
Class II — Directors Whose Terms Expire at the Annual Meeting Following Fiscal Year 2010
Jerry N. Currie (63)	President & Chief Executive Officer of both CURRIES Company, manufacturer of steel doors and frames for nonresidential construction, and GRAHAM Manufacturing, manufacturer of wood doors for nonresidential construction	1996

Name (Age)(1)	Principal Occupation and Other Directorships Held	Year First Became a Director

Lawrence A. Erickson (59)	Retired; former Senior Vice President & Chief Financial Officer of Rockwell Collins, Inc., provider of communication and aviation electronic solutions for commercial and military applications	2005
Robert M. Chiusano (57)	Retired; former Executive Vice President and Special Assistant to Chief Executive Officer and Executive Vice President and Chief Operating Officer — Commercial Systems of Rockwell Collins, Inc.	2008(5)

(1)	Reference is made to “Voting Securities and Principal Holders Thereof” herein.
(2)	The Nominating and Governance Committee recommended, and the Board approved, the nomination of such person.
(3)	Also served as a director from 1967 to 1979 and from 1985 to 1989.
(4)	On March 26, 2008, the Board appointed Mr. Olson to the Board and elected Mr. Olson to the position of Chairman of the Board and Chief Executive Officer, in addition to his position as President, each effective as of May 5, 2008.
(5)	On June 24, 2008, the Board appointed Mr. Chiusano to the Board and the Board’s Human Resources Committee, effective October 1, 2008, to fill the unexpired term of John E. Herlitz, who passed away on March 23, 2008.

All of the foregoing have been employed in their principal occupation or other responsible positions with the same organization for at least the last five years or are currently retired after having served in responsible positions with the organization indicated.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

The Board has established standing Audit, Human Resources and Nominating and Governance Committees to assist it in the discharge of its responsibilities. Each of such committees is governed by a written charter, each of which is available for review on the Company’s website at http://www.winnebagoind.com/governance.html. The principal responsibilities of each of these committees are described below.

Audit Committee.    The current members of the Audit Committee are Messrs. England, Aal, Currie and Erickson, all of whom are independent directors under criteria established by the SEC for audit committee members, the listing standards of the NYSE and our Nominations of Directors Policy. Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has determined that Joseph W. England qualifies as an “Audit Committee Financial Expert.” Each year, the committee appoints independent registered public accountants to examine the books of the Company. It reviews with representatives of the independent registered public accountants the auditing arrangements and scope of the independent registered public accountants’ examination of the books, results of those audits, any non-audit services, their fees for all such services and any problems identified by and recommendations of the independent registered public accountants regarding internal controls. The Audit Committee is also prepared to meet privately at any time at the request of the independent registered public accountants or members of management to review any special situation arising on any of the above subjects. The Audit Committee also performs other duties as set forth in its written charter. The Audit Committee regularly reviews its written charter and recommends to the Board such changes as it deems necessary. Reference is also made to the “Report of the Audit Committee” herein. In Fiscal 2008, as required by its charter, the Audit Committee conducted an annual self-evaluation of its performance. The committee met six (6) times in Fiscal 2008.

Human Resources Committee.    The current members of the Human Resources Committee are Messrs. Kitch, Aal, Chiusano and Currie, all of whom are independent directors within the meaning of the NYSE listing requirements and our Nominations of Directors Policy. Mr. Chiusano was appointed to the Human Resources Committee, effective October 1, 2008, after John E. Herlitz, who served on the Human Resources Committee, passed away on March 23, 2008. The Human Resources Committee’s Charter establishes the scope of the committee’s duties to include: (1) reviewing and approving corporate goals and objectives relevant to compensation of Chief Executive Officer of the Company, evaluating performance and compensation of the Chief Executive Officer in light of such goals and objectives and establishing compensation levels for the Company’s other executive officers; (2) overseeing the evaluation of executive officers (other than the Chief Executive Officer) of the Company and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under the Company’s incentive compensation and equity-based plan; (4) reviewing and approving any executive employment agreements, severance agreements, change in control agreements and determining policy with respect to Section 162(m) of the Internal Revenue Code of 1986 (the “IRC”); (5) reviewing list of peer group of companies to which the Company compares itself for compensation purposes; (6) reviewing and discussing with management the Compensation Discussion and Analysis section of the Company’s Form 10-K and proxy statement; (7) preparing an annual report on executive compensation for the Company’s Form 10-K and proxy statement; and (8) acting on important policy matters affecting Company personnel. In Fiscal 2008, as required by its charter, the committee conducted an annual self-evaluation of its performance. The committee met five (5) times in Fiscal 2008.

Role of Executive Officers — In Fiscal 2008, the committee delegated authority to designated members of management to approve employment compensation packages for certain employees, not including the Named Executive Officers, under certain circumstances. In Fiscal 2008, Mr. Hertzke, as the Chief Executive Officer, with input from the President, recommended to the committee base salary, target short-term incentive levels, actual short-term incentive payouts and long-term incentive grants for the other Named Executive Officers. The committee considers, discusses, modifies as appropriate, and takes action on such proposals. See “Executive Compensation—Role of Executive Officers in Compensation Decisions” below.

Role of Compensation Consultants — In Fiscal 2008, the committee directly retained Towers Perrin as its outside compensation consultant. During Fiscal 2008, Towers Perrin assisted the committee on a limited basis and reported to the committee on various executive compensation issues. See “Executive Compensation—Competitive Benchmarking” below.

Nominating and Governance Committee.    The current members of the Nominating and Governance Committee are Messrs. Hanson, England and Kitch, all of whom are independent directors within the meaning of NYSE listing requirements and our Nominations of Directors Policy. This committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating and Governance Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for director in accordance with our Nominations of Directors Policy as discussed below. See also, “Fiscal Year 2009 Shareholder Proposals” below for a summary of the procedures that shareholders must follow. In Fiscal 2008, as required by its charter, the Nominating and Governance Committee conducted an annual self-evaluation of its performance. The committee met four (4) times in Fiscal 2008.

The Board of Directors of the Company held five (5) meetings during Fiscal 2008. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting. During Fiscal 2008, all of the then-incumbent directors attended more than 75 percent of the aggregate of Board of Directors’ meetings and meetings of committees of the Board on which they served. The Corporate Governance Policy of the Company, discussed below, encourages, but does not require, Board members to attend the Annual Meeting. At the last annual meeting, six of eight directors were in attendance. Additionally, in Fiscal 2008, in accordance with the Company’s Corporate Governance Policy described below, the Board of Directors conducted an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance

Committee received comments from all directors and reported to the Board with an assessment of the Board’s performance.

Executive Sessions of Non-employee Directors — The directors who are not employees of the Company or a subsidiary (the “Non-employee Directors”) meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. An executive session including only independent directors, as defined by the NYSE listing standards, is held at least once a year. During Fiscal 2008, except for Mr. Erickson, all other Non-employee Directors were independent. Effective September 11, 2008, the Company amended its Nominations of Directors Policy and the standards for directors independence therein to reflect changes in NYSE listing standards. As a result of these changes, Mr. Erickson is considered to be an independent member of the Board as of the effective date of the amendment. See “—Director Independence” below. Director Gerald C. Kitch was chosen as Lead Director to preside at such executive sessions.

The Board has adopted and annually reviews the Corporate Governance Policy which incorporates the corporate governance principles by which the Company operates. A copy of the Company’s Corporate Governance Policy is available on the Company’s website at http://www.winnebagoind.com/governance.html.

Nominations of Directors Policy.    The Nominating and Governance Committee will consider director nominations from shareholders in accordance with the Nominations of Directors Policy, as amended in September 2008, a copy of which is attached hereto as Appendix A. Briefly, the Nominating and Governance Committee will consider as a candidate any director of the Company who has indicated to the Nominating and Governance Committee that he or she is willing to stand for re-election, and who has not reached the age of 70 years prior to the date of re-election to the Board, as well as any other person who is recommended by any shareholder of the Company who provides the required information and certifications within the specified time requirements, as set forth in Section 1 of the Nominations of Directors Policy. The Nominating and Governance Committee recommended, and the Board approved, a waiver of the provision, as it relates to Mr. Kitch, in the Company’s Corporate Governance Policy that directors will not be nominated for re-election if they will reach the age of 70 years prior to the date of re-election to the Board. Mr. Kitch abstained from voting on the waiver of the Corporate Governance Policy at the meetings of the Nominating and Governance Committee and the Board of Directors. The Nominating and Governance Committee and the Board of Directors felt that Mr. Kitch’s continued service on the Board was in the best interests of the Company and its shareholders given anticipated board and management changes. The Nominating and Governance Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees.

In considering a potential nominee for the Board, shareholders should note that in recommending candidates, the Nominating and Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the qualifications, skills and independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Although the Nominating and Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Nominating and Governance Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

The Nominating and Governance Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;
•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;
•	commitment to enhancing shareholder value;
•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;
•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and
•	independence; a majority of the Board shall consist of independent directors, as defined by the Company’s Policy Regarding Nominations of Directors. See “—Director Independence” below.

The Nominating and Governance Committee continues to evaluate the Company’s and the Board’s governance practices at least annually. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee Financial Expert” as defined by SEC rules.

Policy and Procedures With Respect to Related Person Transactions.    In 2007, the Board of Directors adopted the Winnebago Industries, Inc. Related Person Transaction Policy and Procedures. This written policy provides that the Nominating and Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each Company employee who is an immediate family member of a Company director or executive officer and whose compensation exceeds $120,000. The Chair of the Nominating and Governance Committee has delegated authority to act between committee meetings.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest, other than (1) competitively bid or regulated public utility services transactions, (2) transactions involving trustee type services, (3) transactions in which the Related Person’s interest arises solely from ownership of Company equity securities and all equity security holders received the same benefit on a pro rata basis, (4) an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if (i) the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules; or (ii) the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services to the Company if the executive officer was a “named executive officer,” as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors; or (5) if the compensation of or transaction with a director is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer of the Company, (2) 5 percent or greater beneficial owners, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10 percent or greater beneficial interest.

The Nominating and Governance Committee will assess whether a proposed transaction is a Related Person Transaction for purposes of the policy. Under the policy, the Chairman of the Nominating and Governance Committee has the authority to pre-approve or ratify (as applicable) any

Related Person Transaction with a Related Person in which the aggregate amount involved is expected to be less than $500,000.

The policy recognizes that certain Related Person Transactions are in the best interests of the Company and its shareholders. Each of the following Related Person Transactions are deemed to be pre-approved by the Nominating and Governance Committee pursuant to the policy, even if the aggregate amount involved will exceed $120,000:

•	Certain transactions with other companies. Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10 percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues.
•	Certain Company charitable contributions. Any charitable contribution, grant or endowment by the Company or the Winnebago Industries Foundation to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an officer), if the aggregate amount involved does not exceed $100,000.

The approval procedures in the policy identify the factors the Nominating and Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to: whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the Related Person’s (as defined in this policy) interest in the transaction, whether the proposed Related Person Transaction is in compliance with or would require disclosure under applicable SEC rules and regulations, NYSE listing requirements and the Company’s policies.

The policy provides for the annual pre-approval by the Nominating and Corporate Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended. For Fiscal 2008, the Nominating and Corporate Governance Committee approved, in accordance with the policy, the Company’s banking relations on customary terms with Manufacturers Bank & Trust Company (the “Bank”), Forest City, Iowa. The Bank is a wholly owned subsidiary of MBT Corp. John V. Hanson owns approximately 33-1/3 percent of MBT Corp.’s outstanding stock. Mr. Hanson is also Chairman of the Board of the Bank and MBT Corp.

Corporate Governance Policies and Codes of Conduct.     The Board of Directors has adopted a Corporate Governance Policy, a Policy Regarding Nominations of Directors, a Shareholder and Other Interested Party Communications Policy and written charters for its Audit Committee, Human Resources Committee and Nominating and Governance Committee.

The Board of Directors also has adopted the Company’s Code of Ethics applicable to all of the Company’s directors, officers and employees and the Code of Ethics for CEO and Senior Financial Officers (including the Company’s principal financial officer and the principal accounting officer or controller). These policies, charters, codes and other items relating to the governance of the Company are available on the Company’s website at http://www.winnebagoind.com/governance.html. These documents are also available in print free of charge to any shareholder who requests them in writing from: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436. Information contained on the Company’s website is not incorporated into this Proxy Statement or other securities filings.

Director Independence.    Under the Company’s Corporate Governance Policy and NYSE rules, the Board must have a majority of directors who meet the standards for independence under the Company’s Policy Regarding Nominations of Directors and applicable NYSE rules, respectively. The Board must determine, based on all of the relevant facts and circumstances, whether each director satisfies the criteria for independence. The Board of Directors has determined, after careful review and upon consideration of the following, that Mr. Aal (Class I director), Mr. Chiusano (Class II director),

Mr. Currie (Class II director), Mr. England (Class I director), Mr. Erickson (Class II director), Mr. Hanson (Class III director and a nominee for re-election as a Class III director), and Mr. Kitch (Class III director and a nominee for re-election as a Class III director), are independent as defined by the relevant provisions of applicable law, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors and that each independent director has no material relationship with the Company, determined in accordance with the standards disclosed below.

Under the Company’s Policy Regarding Nominations of Directors, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;
•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;
•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;
•	has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director during the past three years;
•	(i) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (ii) does not have an immediate family member who is a current partner of the Company’s internal or external auditor; (iii) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who personally works on the Company’s audit; and (iv) within the last three years was not and no member of his or her immediate family was, a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;
•	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;
•	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or two percent of such other company’s consolidated revenues during any of the past three years;
•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and
•	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

In September 2008, the Policy Regarding Nominations of Directors was amended in response to recent NYSE listed company corporate governance rule changes, effective September 11, 2008, with respect to certain of its “bright-line” director independence tests. The NYSE independence tests (and the Policy Regarding Nominations of Directors) previously provided that a director may not be deemed independent if the director had received, or has an immediate family member (as defined under the NYSE listing standards) who had received, more than $100,000 in direct compensation from the listed company during any 12-month period within the last three years, other than director and committee fees and certain other types of compensation. The dollar threshold in this test was increased to $120,000, consistent with the dollar threshold under Item 404(a) of Regulation S-K, which governs the SEC’s disclosure requirements for related person transactions. In addition, the prior NYSE independence tests (and the Policy Regarding Nominations of Directors) precluded a director from being deemed independent if the director’s immediate family member served as a current employee in the audit, assurance or tax compliance practice of the Company’s internal or external auditor. Under the amended test, a director may still be considered independent if the director’s immediate family member currently works for the Company’s internal or external auditor, as long as the immediate family member is not a partner of the Company’s auditor or is not personally involved (and has not been personally involved for the past three years) in the Company’s audit. In addition, the Nominations of Directors Policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the following standards are utilized:

•	any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and
•	the aggregate amount of such payments must not exceed two percent of the Company’s consolidated gross revenues.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a five percent equity interest.

Mr. Erickson (Class II director) was previously not considered independent under the NYSE listing standards and the Company’s Nominations of Directors Policy solely because his son, Thad Erickson, is employed by the Company’s independent registered public accountants as an audit manager. Thad Erickson has not personally worked on any audits of the Company or any other work involving the Company. As a result of amendments to the Company’s Nominations of Directors Policy and the standards for directors’ independence therein to reflect changes to NYSE listing standards, Mr. Erickson is considered to be an independent member of the Board as of September 11, 2008, the date of the amendment. Mr. Olson (Class III director and a nominee for re-election as a Class III director) is not considered independent because of his employment as Chairman, Chief Executive Officer and President of the Company.

Shareholder and Other Interested Party Communications with Directors.    The Nominating and Governance Committee has adopted a policy for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties who desire to communicate with the Company’s directors or a particular director may write to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436; or send an e-mail to: rbeebe@winnebagoind.com. All communications must be accompanied by the following information (i) if the person submitting the communication is a shareholder, a statement of the number of shares of the Company’s Common Stock that the person holds; (ii) if the person submitting the communication is not a shareholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest, meaning an interest not in the capacity of a shareholder of the Company, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested parties to the Board of Directors will be reviewed by the Vice President-General Counsel and Secretary, or such other person designated by all non-management members of the Board, and if they are relevant to, and consistent with, the Company’s operations and policies that are approved by all non-management members of the Board, they will be forwarded to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

DIRECTOR COMPENSATION

Employee directors receive no additional compensation for serving on the Board or its Committees. In Fiscal 2008, Non-employee Directors received an annual retainer of $25,000 (paid in monthly installments), a $1,000 per day attendance fee for Board and Committee meetings, and a $500 fee for participation in Board meetings held telephonically. Additionally, the Audit Committee Chairman received an annual retainer of $5,000 (paid in monthly installments) and the Chairmen of other Board Committees received an annual retainer of $4,000 (paid in monthly installments). Commencing in Fiscal 2007, each Non-employee Director also received an annual restricted stock grant of 1,000 shares pursuant to the Winnebago Industries, Inc. 2004 Incentive Compensation Plan, as amended (the “2004 Plan”). This annual grant of restricted stock was increased to 1,500 shares in Fiscal 2008. These restricted shares may not be sold until the director retires from the Board.

DIRECTOR COMPENSATION TABLE

The following table sets forth the total compensation paid to each Non-employee Director for Fiscal 2008, other than reimbursement for travel expenses.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)

Irvin E. Aal	40,000	32,955	—	—	10,000	82,955
Jerry N. Currie	35,000	32,955	—	—	—	67,955
Joseph W. England	38,500	32,955	—	—	9,625	81,080
Lawrence A. Erickson	34,500	32,955	—	—	8,625	76,080
John V. Hanson	38,500	32,955	—	—	—	71,455
John E. Herlitz(6)	17,083	32,955	—	—	4,271	54,300
Gerald C. Kitch	39,000	32,955	—	—	9,750	81,705

(1)	This amount represents the 1,500 shares of the Company’s Common Stock that were granted to Directors Aal, Currie, England, Erickson, Hanson, Herlitz and Kitch pursuant to the 2004 Plan on December 19, 2007 at a price of $21.97 per share, the closing market price of the Company’s Common Stock as quoted on the NYSE.
(2)	No awards of options, stock appreciation rights and similar equity-based compensation instruments that have option-like features were made in Fiscal 2008. As of October 7, 2008, the aggregate number of stock awards, stock option awards and Winnebago Stock Units held by each Non-employee Director was:
Director	Stock Awards	Stock Options	Winnebago Stock Units

Aal	2,500	28,000	8,224
Currie	2,500	32,000	—
England	2,500	40,000	14,989
Erickson	2,500	14,000	6,528
Hanson	2,500	32,000	—
Kitch	2,500	32,000	28,243

Upon Mr. Herlitz’s death on March 23, 2008, 2,500 stock awards and 4,482 Winnebago Stock Units (which units were credited to the director’s account in the form of Common Stock) vested and were transferred to his estate. Additionally, 14,000 stock option awards were transferred to Mr. Herlitz’s estate upon his death.

(3)	The Company did not pay interest in excess of 120% of the applicable federal rate in effect during Fiscal 2008 under the Directors’ Deferred Compensation Plan.
(4)	This amount includes a matching contribution from the Company equal to 25% of the cash retainer and fees that are deferred in Winnebago Stock Units at the election of directors Aal, England, Erickson, Herlitz and Kitch and are accrued under the Directors’ Deferred Compensation Plan. The Winnebago Stock Units are to be settled 100% in Company Common Stock upon the earliest of the following events: director’s termination of service, death or disability or a “change in the effective control of the Company” as defined in said plan.
(5)	None of the directors received perquisites and other personal benefits in an aggregate amount of $10,000 or more.
(6)	On March 26, 2008, Mr. Chiusano was appointed to the Board effective October 1, 2008, to fill the unexpired term of Mr. Herlitz, who passed away on March 23, 2008.

Effective April 1, 1997, the Board of Directors adopted the Winnebago Industries, Inc. Directors’ Deferred Compensation Plan (as amended, the “Directors’ Deferred Compensation Plan”). The purpose of the Directors’ Deferred Compensation Plan is to enable Non-employee Directors (the “Participants”) to receive their fees and retainers as members of the Board of Directors and Committees of the Board (the “Deferred Compensation”) in a form other than as direct payments. A Participant may elect to apply either 50 or 100 percent of his or her Deferred Compensation to either, but not both, of the following forms: “Money Credits” or “Winnebago Stock Units.” Money Credits are units credited in the form of dollars in accordance with the Participant’s election to such Participant’s account established by the Company. The Money Credits accrue interest from the credit date. The interest rate to be applied to the Participant’s Money Credits is the 30-year Treasury bond yield as of the first business day of the plan year. The Board of Directors may from time to time prescribe additional methods for the accrual of interest on Money Credits with respect to Deferred Compensation. Winnebago Stock Units are units credited in the form of Common Stock of the Company in accordance with the Participant’s election to such Participant’s account established by the Company. The Common Stock utilized for purposes of the Directors’ Deferred Compensation Plan will be treasury shares of the Company and like all Common Stock, generally, will accrue dividends paid by the Company. Winnebago Stock Units will be recorded in such Participant’s account on the basis of the mean between the high and the low prices of the Common Stock of the Company on the date upon which the account is to be credited, as officially reported by the NYSE. Any Participant investing Deferred Compensation in Winnebago Stock Units will receive a matching contribution in the form of Winnebago Common Stock from the Company equal to 25 percent of the Deferred Compensation so invested.

The matching contribution to a Participant’s Winnebago Stock Unit account will vest on a graduated basis at the rate of 33-1/3 percent for each complete 12-month period of service as a director following the effective date of the Directors’ Deferred Compensation Plan. Any matching Winnebago Stock Units thereafter recorded in the Participant’s account after the Participant’s completion of 36 months of service after the effective date of the Directors’ Deferred Compensation Plan will be fully vested and nonforfeitable. Notwithstanding the above, the Participant’s Winnebago Stock Unit account will become fully vested upon his or her attainment of age 69-1/2 while serving as a director. Under the Directors’ Deferred Compensation Plan, participants are restricted from selling the Common Stock underlying the Winnebago Stock Units until the date the participant retires from the Board of Directors. In the event that a Participant terminates his or her service as a director, any unvested Winnebago Stock Units will be forfeited by the director. The Winnebago Stock Units credited to Participant’s accounts are included in the Common Stock ownership table under the caption “Voting Securities and Principal Holders Thereof.”

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, if the Directors’ Deferred Compensation Plan administrator determines, in its sole discretion, that such change equitably requires an adjustment in the number of Winnebago Stock Units then held in a Participant’s Winnebago Stock Unit account, such adjustments will be made by the Directors’ Deferred Compensation Plan administrator and will be conclusive and binding for all purposes of said plan.

In the event of a “change in the control of the Company,” as defined in the Directors’ Deferred Compensation Plan, a Participant will receive a lump-sum distribution of his or her account within 30 days following his or her termination of service as a director after such change in control. Notwithstanding the above, in no event will a Participant’s receipt of a distribution of Winnebago Stock Units from his or her accounts precede the six-month anniversary of his or her election to convert Deferred Compensation into Winnebago Stock Units.

Unless terminated earlier by the Board of Directors, the Directors’ Deferred Compensation Plan terminates on June 30, 2013.

The 2004 Plan provides that Non-employee Directors may receive “Stock Awards,” “Performance Awards” or “Non-qualified Stock Options” each as defined under the 2004 Plan (collectively, “Director Awards”) and may not be granted incentive stock options. Terms, conditions and limitations applicable to any Stock Awards or Performance Awards granted to a Non-employee Director pursuant to this plan shall be determined by the Board. On the grant date, the grant price of a Non-qualified Stock Option shall be not less than the fair market value of the Common Stock subject to such Option. The term of the Non-qualified Stock Option shall extend no more than 10 years after the grant date. Non-qualified Stock Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Non-qualified Stock Options awarded to directors pursuant to the 2004 Plan, including the grant price, the term of the Non-qualified Stock Options, the number of shares of Common Stock subject to the Non-qualified Stock Option and the date or dates upon which they become exercisable, shall be determined by the Human Resources Committee. No participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards or Performance Awards covering or relating to more than 10,000 shares of Common Stock or Non-qualified Stock Options for more than 20,000 shares of Common Stock during any fiscal year.

Director Stock Ownership Guidelines — The Corporate Governance Policy of the Company states that Non-employee Directors have guidelines encouraging ownership of Common Stock, Stock Units or other equity equivalents equal in value to 250 percent of their annual director compensation.

ITEM 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS FOR THE FISCAL YEAR ENDING AUGUST 29, 2009

Deloitte & Touche LLP (“Deloitte & Touche”) was appointed by the Audit Committee as the Company’s independent registered public accountants for the fiscal year ending August 29, 2009. The Company is asking its shareholders to ratify the appointment of Deloitte & Touche. Deloitte & Touche has served as the Company’s independent registered public accountants for over 20 years. For a description of the fees for services rendered by Deloitte & Touche in these fiscal years, and a description of the Company’s policy regarding the approval of independent registered public accountants provisions of audit and non-audit services, see “Independent Registered Public Accountants Fees and Services” below.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the Meeting at which a quorum is present.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR OUR FISCAL YEAR ENDING AUGUST 29, 2009.

OTHER MATTERS

The Board of Directors does not know of any matter, other than the election of directors and the ratification of the appointment of independent registered public accountants, which may be presented at the Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.

EXECUTIVE COMPENSATION

Overview

Our success has been and will be dependent on our ability to attract, retain, motivate, and reward the best talent available to the Company, including the employees identified in this Proxy Statement. The following provides an overview of the more detailed disclosure set forth in this section.

The primary objectives of our executive compensation programs is to attract and retain key executives critical to the Company; to align the interests of our management with those of our shareholders; to integrate compensation with the Company’s business plans; and to reward for both business and individual performance, whereby a substantial portion of each executive officer’s total compensation is a function of performance incentives.

Overall, we compensate our executive officers with base salary, annual incentive awards and long-term incentives. For our executives as a group, we generally emphasize a conservative base salary compensation relative to our compensation peers. We alternatively provide the potential for a greater incentive compensation component of total executive compensation. In addition, in Fiscal 2008 and Fiscal 2007, we granted our executive officers restricted stock as a means to further align the interests of our executive officers with those of our shareholders.

Annual and long-term operational and strategic goals identified by our management and approved by the Human Resources Committee of the Board of Directors (the “Committee”) are the foundation for the performance measures used to determine annual and long-term incentive payouts to our executive officers. In Fiscal 2008, each of our executive officers received substantially lower incentive plan payouts when compared to Fiscal 2007, due to the financial performance of the Company under the metrics established by the Committee relating to annual and long-term incentive compensation.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Throughout this discussion, we refer to our Named Executive Officers. The following individuals are our Named Executive Officers for our Fiscal 2008:

•	Robert J. Olson, Chairman of the Board, Chief Executive Officer and President (collectively, the “CEO”);
•	Raymond M. Beebe, Vice President – General Counsel and Secretary;
•	William J. O’Leary, Vice President – Product Development;
•	Robert L. Gossett, Vice President – Administration;
•	Sarah N. Nielsen, Vice President – Chief Financial Officer; and
•	Bruce D. Hertzke, Chairman of the Board and Chief Executive Officer (Retired May 2008).

The Human Resources Committee.    The Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Named Executive Officers, for approving and evaluating all compensation of Named Executive Officers, including salaries, bonuses, compensation plans and policies, and other incentive programs. The Committee acts pursuant to a charter that has been approved by our Board. None of the Named Executive Officers are members of the Committee. The four independent directors on the Committee are:

•	Gerald C. Kitch, Chairman;
•	Irvin E. Aal;
•	Robert M. Chiusano(1); and
•	Jerry N. Currie.

(1)	On June 24, 2008, the Board of Directors appointed Mr. Chiusano to the Committee, effective October 1, 2008, to fill the unexpired term of John E. Herlitz, who passed away on March 23, 2008.

Committee meetings are held regularly throughout the year, with typically four meetings held per fiscal year. The Committee meetings, in most instances, occur prior to regularly scheduled Board meetings, with telephonic meetings occurring as necessary. Other members of the Company’s Board of Directors are invited to attend the Committee meetings. In addition, others in regular attendance at the Committee meeting typically include the CEO and the Vice President – Administration.

Compensation Philosophy.    The Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Accordingly, the Committee believes executive compensation packages provided by the Company to its executives, including the Named Executive Officers, should include both cash and stock based compensation that reward performance as measured against established goals.

Compensation Objectives.    The Committee has worked with management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering the Company’s strategic goals. In doing so, the Company instituted its compensation programs to achieve the following goals:

•	align the interests of management with those of shareholders;
•	provide fair and competitive compensation;
•	integrate compensation with the Company’s business plans;
•	reward both business and individual performance; and
•	attract and retain key executives critical to the success of the Company.

These objectives emphasize pay for performance by providing an incentive opportunity for at or above average performance.

Competitive Benchmarking.    In making compensation decisions, the Committee, at times, compares certain elements of total compensation against other comparable publicly traded and privately held companies in the same or related industry as the Company, described below as the “Consultant Industry Group” and the “Proxy Industry Group” (collectively, the “Compensation Peers”).

The Committee has the sole authority to retain or terminate any compensation consultant used in the evaluation of compensation packages and has the sole authority to approve the consultant’s fees. In Fiscal 2007, the Committee engaged an outside compensation consultant, Towers Perrin (the “Consultant”), to conduct an analysis of the total compensation paid to key Company executives, compared to companies of two comparative groups to which the Company may compete for talent (hereinafter, the “2007 Compensation Analysis”).

The Consultant maintains a proprietary executive compensation data base that contains information on the various compensation elements of over 500 publicly traded and privately held companies across several industries (the “General Consultant Data Base”). The Committee reviewed compensation information contained in the General Consultant Data Base and, in Fiscal 2007, additionally requested the Consultant to prepare compensation data from two comparator groups of companies that the Committee believed are more reflective of the market in which the Company competes for executive talent.

First, after examining the list of companies in the General Consultant Data Base, the Committee and Consultant formulated a group of companies found in the General Consultant Data Base that consisted of public and private companies generally considered to be in the same or related industry as the Company, to include the following (the “Consultant Industry Group”):

American Transmission Co.	Freightliner, LLC	Milacron Inc.
AMETEK, Inc.	Harley-Davidson, Inc.	Modine Manufacturing Co.
Arctic Cat, Inc.	Harsco Corporation	Molex Incorporated
ArvinMeritor, Inc.	Herman Miller, Inc.	Monaco Coach Corporation
AutoZone, Inc.	HNI Corporation	Regal-Beloit Corporation
Barnes Group, Inc.	IDEX Corporation	Robert Bosch GmbH
Black & Decker Corporation	International Truck & Engine Corp.	Rockwell Collins, Inc.
Brady Corporation	Jostens, Inc.	SENCORP Inc.
Corn Products International, Inc.	Kennametal, Inc.	Steelcase Inc.
Donaldson Company, Inc.	Kohler Co.	Terex Corporation
Eaton Corporation	Makino, Inc.	The Timken Company
Federal-Mogul Corporation	McDermott International, Inc.	The Toro Company
Fleetwood Enterprises, Inc.	Metaldyne Corporation	Tower Automotive LLC

The Committee and the Consultant separately considered data from proxy statements filed with the SEC by the following public companies that were generally considered to be in the same or related industry as the Company, information for which may or may not have been made part of the General Consultant Data Base (the “Proxy Industry Group”):

Actuant Corp.	GenTek Inc.	Polaris Industries Inc.
ATC Technology Corp.	Graco Inc.	Regal-Beloit Corporation
Artic Cat, Inc.	Harsco Corp.	Snap-On Inc.
Borgwarner Inc.	Idex Corp.	Standard Motor Products Inc.
Briggs & Stratton Corp.	Kennametal, Inc.	Standex International Corp.
Carlisle Companies Inc.	Milacron Inc.	Stewart & Stevenson Services Inc.
Clarcor Inc.	Modine Manufacturing Co.	Tennant Co.
Coachmen Industries Inc.	Monaco Coach Corporation	Thor Industries Inc.
Crane Co.	National RV Holdings Inc.	The Toro Company
Donaldson Co. Inc.	Nordson Corp.	Tower Automotive LLC
Federal Signal Corp.	Oshkosh Corp.	Wabash National Corp.
Fleetwood Enterprises Inc.	Pall Corp.	Watts Water Technologies Inc.
Flowserve Corp.	Pentair Inc.

Factors used in selecting companies in each of the Consultant Industry Group and the Proxy Industry Group, included:

•	the company’s focus on manufacturing;
•	revenue size in comparison with the Company; and
•	participation in automotive, transportation, recreational or lifestyle industries.

As part of the 2007 Compensation Analysis, the Committee and Consultant compared data from each of the Consultant Industry Group and Proxy Industry Group to data contained in the General Consultant Data Base and utilized, among other information, observations relating to data pertaining to specific job categories and industry trends. Market data in the General Consultant Data Base was adjusted according to these observations and regressed to data in each of the Consultant Industry Group and the Proxy Industry Group and to the Company’s revenue size. The market analysis included data on fixed pay (base pay), and variable compensation (annual and long-term incentives).

In Fiscal 2008, in making recommendations and decisions regarding executive compensation matters, the Committee supplemented the 2007 Compensation Analysis with executive compensation data made available through public company disclosure, in lieu of requesting a new compensation analysis from the Consultant. During Fiscal 2008, the Committee also engaged the Consultant on a limited basis to report to the Committee on various compensation matters. These reports served to inform the Committee on compensation trends, provide a high-level incentive design review and to inform the Committee on best practice developments on executive compensation matters. As noted above, the Consultant was engaged by and reported to the Committee. In accordance with the Committee’s Charter, the Consultant did not perform any services for management during Fiscal 2008.

Role of Executive Officers in Compensation Decisions.    The Committee makes all compensation decisions for Named Executive Officers and approves recommendations regarding salaries, bonuses and compensation plans and policies, and other incentive programs of the Company. The CEO annually reviews the performance of each Named Executive Officer (other than the CEO, whose performance is reviewed by the Committee). The conclusions reached and recommendations by the CEO, which are based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to Named Executive Officers.

As noted above, the Committee evaluates the performance of the CEO. That review is conducted at least annually with full Board participation. The Committee ultimately must approve all compensation decisions for all executives, including the CEO.

Compensation Process.    The Committee reviews the benchmarking and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Committee considers quantitative performance results of the Company, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs.

In addition to the above, the Committee, at least annually, reviews executive compensation and benefits of the Named Executive Officers through the use of tally sheets. Each tally sheet identifies anticipated dollar amounts for individual components of executive compensation, including base salary, annual incentive, long-term incentive, equity awards, deferred compensation, benefits, perquisites and potential change in control and severance payments. Each year’s decisions for setting compensation targets for each annual and three-year incentive compensation measuring period are based on the Committee’s evaluation of the Company’s business needs, goals and environment for that year.

Determining the CEO’s Compensation — The Committee makes a recommendation to the Board for the CEO’s total compensation package. The Committee meets in executive session to formulate its recommendation for the CEO’s base pay, target annual and long-term incentive compensation and stock based compensation to the Board. These recommendations are based upon:

•	an evaluation of total compensation made to chief executive officers by certain of the Company’s Compensation Peers;
•	an evaluation of the CEO performance for the fiscal year conducted by the Committee;
•	an evaluation of the proposed total compensation of the CEO in comparison to the other Named Executive Officers; and
•	a comparison of the differential of total compensation made to chief executive officers and executive officers in the Company’s Compensation Peers.

Members of the Committee conduct in-depth interviews with the CEO’s direct reports and other executives. The evaluation is based upon the CEO’s success in achieving his performance commitments, which include financial, strategic and company culture/leadership goals.

Determining Compensation for Named Executive Officers (Other than the CEO) — The Committee approves the annual compensation (including salary, target annual and long-term incentive compensation, and stock based compensation) for our Named Executive Officers (excluding the CEO), based upon:

•	the executive’s scope of responsibilities;
•	a market competitive assessment of similar roles at Compensation Peers;

•	internal comparisons to the compensation of other Named Executive Officers, including the CEO;
•	evaluations of performance for the fiscal year, as submitted by the CEO, and supported by performance evaluation documents, which include feedback from the executive’s peers, direct reports and other employees within the executive’s division;
•	the CEO’s recommendations for each Named Executive Officer’s base pay, incentive compensation and stock based compensation amounts; and
•	advice from the Consultant to the Committee.

In Fiscal 2008, base salaries and incentive compensation awards were reviewed in October 2007, at the regularly scheduled meetings of the Committee and the full Board of Directors. Any changes made to the base salaries are generally effective in January of the following year. Historically, stock options and other stock grants were generally granted at the October meetings. By establishing the meeting schedule and agenda for these grants well in advance, the Company diminished any opportunity for manipulation of exercise prices on option grants, to the extent any recipients were in possession of material non-public information at the time of the meetings. No stock options were granted to Named Executive Officers by the Company in Fiscal 2008.

Accounting and Tax Effects.    The Committee considers both the financial reporting and the taxation of compensation elements in its decision-making process. The Committee seeks a balance between the best interests of the Company, fair treatment of the Named Executive Officers, minimizing taxation of the compensation offered to the Named Executive Officer, and maximizing immediate deductibility by the Company.

The Committee reviews the Financial Accounting Standards Board Statement No. 123(R) (“FAS 123(R)”) expense of each stock based compensation grant made and its impact on earnings per share reported by the Company. As a result, the Committee has limited grants of stock options and directed the use of more restricted stock grants and increased cash compensation for executives, including our Named Executive Officers, in part because of the more direct valuation and expensing of those awards.

From a tax perspective, IRC Section 409A made the taxation of certain grants more costly to the executives with no offsetting benefit to the Company. In response, the Committee froze its Executive Share Option Program in 2004 and all grants not vested before 2005 were terminated as permitted under the transition rule in the regulations under IRC Section 409A. The Committee established the Executive Deferred Compensation Plan, discussed below, to deliver that same element of the executives’ competitive pay package on a more cost-effective basis for the Company because the benefit is now provided with less tax exposure to the executive under IRC Section 409A. In addition, the Committee designed change of control agreements for executives, including the Named Executive Officers, to reduce amounts payable that otherwise would have been subject to an excise tax known as “excess golden parachute payments” as defined under IRC Section 280G. The Committee also is aware that IRC Section 162(m) limits deductions for compensation paid in excess of $1 million. In response, the Committee designs much of the total compensation package of the Named Executive Officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee reserves the right to design and use compensation elements that may not be deductible within the rules of IRC Section 162(m), if those elements are deemed by it to be in the best interests of the Company.

Compensation Design and Elements.    In Fiscal 2008, the principal components of compensation for each Named Executive Officer were:

•	base salary;
•	annual incentive awards; and
•	long-term incentives.

Additional elements of the total compensation for Named Executive Officers include executive benefits, perquisites and severance agreements, as described below. Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based, and valued by our executives. In Fiscal 2008, the Company made no material deviations from previously disclosed or projected payments or practices under these programs.

The Committee has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, the Company believes that a smaller portion of total executive compensation should be attributed to base salary because it is a fixed component of total compensation. As a result, the Company has generally emphasized conservative base salary payments to Named Executive Officers, relative to its Compensation Peers. The Company alternatively provides the potential for a greater incentive compensation component of total executive compensation, which is based predominately on the performance factors described below.

Base salary.    The base salary program was designed to compensate Named Executive Officers for specific skills and competencies that the Company requires to provide executive leadership. The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility. The base salaries of our executives are also determined by considering such factors as:

•	experience of the executive;
•	time in position;
•	individual performance; and
•	level of responsibility for the executive.

In general, base salary determinations are considered annually as part of the Committee’s performance review process as well as upon a promotion or other change in job responsibility. Base salary is used as the basis for calculating annual and long-term incentive awards and in calculating payments that may be paid upon a change in control, as described below.

For Fiscal 2008, Named Executive Officers generally received base salary increases of approximately 3 percent to 4 percent, consistent with increases provided to other salaried employees of the Company. The Company, from time to time, provides larger base salary increases to recently appointed Named Executive Officers or to Named Executive Officers who may have been appointed into positions of increased responsibility, in an effort to align the executive’s base salary to other Named Executive Officers and to comparable executive officers of the Compensation Peers. Sarah N. Nielsen, Vice President, Chief Financial Officer, received a base salary adjustment of approximately 8.2 percent in January 2008 to further align her base salary to comparable executive officers of Compensation Peers. On March 26, 2008, the Board accepted the letter of resignation of Bruce Hertzke from the Board and from his position as Chairman of the Board and Chief Executive Officer, effective May 5, 2008. The Board announced the appointment of Robert J. Olson to the Company’s Board of Directors and the election of Mr. Olson to the position of Chairman of the Board and Chief Executive Officer, in addition to his current position of President, also effective May 5, 2008. In connection with Mr. Olson’s election as Chairman of the Board, Chief Executive Officer and President, his annual salary was increased approximately 27.5 percent, effective May 5, 2008.

Annual Incentive Plan.

Officers Incentive Compensation Plan Fiscal Period 2008 — The Company’s Named Executive Officers are eligible for quarterly incentive awards under our Officers Incentive Compensation Plan Fiscal Period 2008 (the “Officers Incentive Compensation Plan”). The Officers Incentive Compensation Plan is designed to promote the growth and profitability of the Company by providing its executives with an incentive to achieve identified short-term corporate profit objectives and to attract and retain such executives who will contribute to the achievement of growth and profitability of the Company.

Under the Officers Incentive Compensation Plan, incentive awards are based upon financial performance objectives for the Company, as established by the Board of Directors. The Officers Incentive Compensation Plan is a program established by the Company to provide for quarterly cumulative measurements of financial performance, with a corresponding opportunity for quarterly incentive payments based upon financial results measured against performance objectives set by the Committee and approved by the Board of Directors. The amount of the participants’ incentive compensation for the quarter is calculated under the Officers Incentive Compensation Plan to be in direct proportion to the Company’s financial performance expressed as a percentage (Financial Factor) against compensation targets for each participant as determined by the Board of Directors.

Diluted earnings per share (“EPS”) and return on invested capital (“ROIC”) were chosen by the Committee as the key financial performance measurements under the Officers Incentive Compensation Plan. The Board, upon the recommendation of the Committee, selected EPS as a key financial performance metric for the following reasons:

•	EPS is an important indicator of Company profitability by measuring the Company’s earnings allocable to each outstanding share of Common Stock;
•	EPS aligns the interests of the Named Executive Officer with shareholders;
•	EPS factors in the effects of other items of compensation, such as stock options and restricted stock grants; and
•	EPS serves as an important measure in determining corporate profitability for the shareholders.

The formula utilized by the Company for EPS is net income divided by weighted average common diluted shares outstanding. For the purposes of the Officers Incentive Compensation Plan, EPS is calculated on a fiscal year-to-date cumulative basis at each quarter end and a final calculation at fiscal year end.

Additionally, the Board upon the recommendation of the Committee, selected ROIC as another one of its key financial performance metrics because:

•	ROIC is a critical indicator of how effectively a company uses its capital invested in its operations; and
•	ROIC is an important measurement for judging how much value the Company is creating.

The formula utilized by the Company for ROIC is operating income after tax divided by the average of the Fiscal 2007 and 2008 year-end total assets, less cash, short and long-term investments and non-interest bearing current liabilities. For the purpose of the Officers Incentive Compensation Plan, the Company used an estimated annual projection of operating income for the first three fiscal quarters based upon interim actual performance. At fiscal year end, the actual annual operating income was used for a final ROIC calculation.

The Officers Incentive Compensation Plan provided for a bonus (Target) opportunity of 60 percent of base salary (comprised of a mix of 2/3 cash and 1/3 restricted stock or all in cash at the participant’s election) at 100 percent achievement of each of the financial objectives of ROIC and EPS for the Named Executive Officers, except the Chief Executive Officer and the President. For Mr. Hertzke, while acting as the Chief Executive Officer, the Plan provided for a bonus (Target) opportunity of 105 percent of base salary (comprised of a mix of 2/3 cash and 1/3 restricted stock or all in cash at his election) at 100 percent achievement of each of the financial objectives of ROIC and EPS. For Mr. Olson, while acting solely as President, the Plan provided for a bonus (Target) opportunity of 75 percent of base salary (comprised of a mix of 2/3 cash and 1/3 restricted stock or all in cash at his election) at 100 percent achievement of each of the financial objectives of ROIC and EPS. When Mr. Olson was appointed CEO, effective May 5, 2008, a bonus (Target) opportunity of 90 percent of base salary was established (comprised of a mix of 2/3 cash and 1/3 restricted stock or all in cash at his election) at 100 percent achievement of each of the financial objectives of ROIC and EPS for the period beginning May 5, 2008 through the end of Fiscal 2008. Fifty percent (50 percent) of the quarterly cash incentive calculation for all Named Executive Officers is paid at the end of each quarter and fifty percent (50 percent) is held back and carried forward into the next quarter on a cumulative basis. At the end of the fourth fiscal quarter (fiscal year end), a final year-end accounting was made prior to the payment of any remaining incentive holdback for the year. A participant is eligible for the stock award only if employed at the end of the fiscal year. The annual restricted stock grant portion of the Officers Incentive

Compensation Plan is awarded as soon as practical after the final fiscal year-end compensation accounting is completed and upon approval by the Committee, with a one-year restriction on sale upon award.

In calculating the financial targets for incentive eligibility under the Officers Incentive Compensation Plan, the financial performance in Fiscal 2008 was weighted 75 percent to EPS and 25 percent to ROIC, with an aggregate maximum bonus of 200 percent of the Target. The Company has placed a more influential weighting on EPS due to its belief that EPS is an excellent measurement as to overall Company profitability for shareholders. The first portion of the Target is based solely on ROIC to a maximum of 50 percent which is achievable at an ROIC of 24.5 percent. Financial performance of less than 16 percent ROIC results in no bonus attributable to ROIC. The Committee believed that setting maximum and minimum bonus levels based on ROIC as defined, would provide for fair and equitable reward opportunity for executives while returning appropriate shareholder value proportionately within those parameters. In Fiscal 2007, the Company achieved ROIC of 26.2 percent and, in surveying a group of approximately 50 companies with the same Standard Industrial Classification Code, the Committee found an average ROIC of 16 percent at such companies as of the end of the last reported fiscal year. The other portion of the Target is based solely on EPS to a maximum of 150 percent. Attaining the previous fiscal year’s EPS, plus a 5 percent growth factor established the EPS target for Fiscal 2008 at $1.39. Attainment of $1.39 provides the executive 50 percent of the target bonus. To attain the maximum of 150 percent, EPS maximum was set at $2.16, which is approximately 10 percent above the best EPS in the Company’s history in Fiscal 2004, adjusted as described below. Fiscal 2004 EPS utilized for purposes of this calculation was adjusted to reflect the effect on 2004 diluted earnings per share had compensation costs for stock option awards been determined in accordance with FAS 123(R). EPS actual results of less than 80 percent of target results in no bonus attributable to EPS.

As provided by the Officers Incentive Compensation Plan, the Committee has the discretion and authority to make any and all determinations necessary or advisable for administration of the Officers Incentive Compensation Plan. In addition, under the Officers Incentive Compensation Plan, the Committee, on an annual basis, coordinates an evaluation of previously identified specific strategic organizational goals and priorities established by the Board of Directors. A formal written evaluation document is completed annually by the members of the Board of Directors and an overall measurement is determined. The Board of Directors may adjust the core incentive eligibility and may modify the Financial Factors used in determining the incentive compensation by plus or minus 20 percent as determined by the formal written evaluation results of those strategic organizational goals and priorities. Strategic performance is measured only at the end of the fiscal year and may have included previously established strategic factors including, but not limited to:

• Revenue Growth	• Customer Satisfaction
• Market Share	• Inventory Management
• Product Quality	• Technical Innovation
• Product Introductions	• Ethical Business Practices

For the purposes of the Officers Incentive Compensation Plan, the Board at a regularly scheduled meeting in October 2008 elected to modify amounts payable pursuant to EPS and ROIC targets by a positive 15.2 percent. This percentage was derived through a rating process administered by each Board member with respect to certain categories of strategic factors. At a regularly scheduled meeting in October 2007, the Board members selected and communicated the individual strategic factors of industry performance, market share, product quality and planning (both strategic and succession) as strategic factors to be evaluated and used in modifying the Financial Factors under the Officers Incentive Compensation Plan. The Board viewed these strategic factors as the most critical elements, in addition to the financial performance metrics used under the plan, to measure the success of the Company. Since ROIC at the end of Fiscal 2008 was lower than 16 percent and Fiscal 2008 EPS was less than $1.11 (80 percent of target EPS), application of the strategic modifier did not result in any additional amounts being paid under the Officers Incentive Compensation Plan.

The table below reflects the amounts paid to Named Executive Officers under the Officers Incentive Compensation Plan:

Name	Target Opportunity ($)(1)	2008 ROIC (25% Weighting) ($)(2)	2008 EPS (75% Weighting) ($)(3)	Total Officers Incentive Compensation Plan Amounts ($)

Robert J. Olson	297,277	5,130	18,274	23,404
Raymond M. Beebe	156,522	2,946	10,495	13,441
William J. O’Leary	149,284	2,810	10,009	12,819
Robert L. Gossett	146,458	2,757	9,820	12,577
Sarah N. Nielsen	146,200	2,670	9,512	12,182
Bruce D. Hertzke	455,560	11,123	39,618	50,741

(1)	The Officers Incentive Compensation Plan provided for a bonus (Target) of 105% of base salary for Mr. Hertzke as the Chief Executive Officer, 75% of base salary for the President and 60% of base salary for all other Named Executive Officers, reported as “Salary” in the Summary Compensation Table in the “Compensation Tables and Narrative Disclosure” section below. With Mr. Olson’s election as CEO, his bonus (Target) was increased from 75% to 90% of base salary (effective May 5, 2008).
(2)	A ROIC annualized performance of 18.53% was estimated as of the Company’s first quarter of Fiscal 2008, which resulted in a bonus payable to the Named Executive Officers. Fifty percent of this quarterly cash incentive was paid out to the Named Executive Officers at the end of the first quarter. At the end of the second, third and fourth fiscal quarters, the annualized ROIC was lower than 16%; therefore, no additional amounts were paid out under this metric.
(3)	An EPS performance of $0.34 was achieved by the Company for the first quarter of Fiscal 2008, which resulted in a 77.58% bonus (Target) achievement under the Officers Incentive Compensation Plan. Fifty percent of this quarterly cash incentive was paid out to the Named Executive Officers at the end of the first quarter. During the second, third and fourth quarters, the Company did not accomplish an accumulated year-to-date of the threshold 80% of target EPS; therefore, no additional amounts were paid out under this metric.

Officers Incentive Compensation Plan Fiscal Period 2009 — In June 2008, the Board of Directors established and in October 2008, the Board of Directors approved, the financial performance measurements and the threshold, target and maximum performance levels for which incentive awards will be paid pursuant to the Officers Incentive Compensation Plan Fiscal Period 2009 (the “2009 Plan”) for Fiscal 2009. Similar to the Officers Incentive Compensation Plan designed by the Board of Directors for Fiscal 2008, the 2009 Plan was established to provide Named Executive Officers with quarterly incentive compensation awards based upon EPS and ROIC objectives (weighted at 75 percent EPS and 25 percent ROIC).

Bonus payments, if any, under the 2009 Plan will be comprised of 1/3 restricted stock (without the option for a participant to elect a cash payment in lieu of restricted stock). The Committee, on an annual basis, will coordinate an evaluation of previously identified specific strategic organizational goals and priorities established by the Board of Directors. The Board of Directors may adjust the core incentive eligibility by plus or minus 20 percent as determined by the formal written evaluation results of those strategic organizational goals.

Long-Term Incentives.    The Company recognizes long-term incentive opportunity as an important element of the total executive compensation program for Named Executive Officers. Long-term incentives are intended to retain and motivate executives and to encourage a strong link between management objectives and shareholder long-term interests. Company long-term incentives include the Officers Long-Term Incentive Plan described below, together with long-term incentives provided through grants of stock options and restricted stock.

Officers Long-Term Incentive Plan — The Company’s Named Executive Officers are eligible for annual incentive awards under the Company’s Officers Long-Term Incentive Plan (the “Long-Term Incentive Plan”). Each year, the Committee establishes a three-year performance plan to promote the long-term growth and profitability of the Company and to attract and retain executives by providing the officers an opportunity for an incentive award consisting of stock grants made in restricted shares of the Company’s Common Stock (or at the election of a participating officer, in cash).

The rewards for achieving results under these overlapping Long-Term Incentive Plans vary by each three-year period and by Named Executive Officer. In general, the awards are based upon the Company’s financial performance as measured against the three-year plan established by the Committee and approved by the Board of Directors. The financial performance measurements for each Long-Term Incentive Plan are primarily based upon the achievement of certain EPS thresholds as determined in each three-year plan. In addition, the Committee established certain minimum and return on equity (“ROE”) targets for the 2006-2008 Plan (as defined below) and certain minimum and maximum ROIC targets for the 2007-2009 Plan (as defined below) and certain minimum and ROIC targets for the 2008-2010 Plan (as defined below). As discussed below, the Committee prospectively changed the financial metrics to be utilized for the Long-Term Incentive Plan for the Fiscal 2009-2011 performance cycle from EPS and ROIC to a single metric of ROE. Stockholders’ equity at the beginning of the Company’s fiscal year of the applicable plan period is used as the basis figure for the calculation of ROE. The Company calculates EPS and ROIC in the same manner as described under “Annual Incentive Plan” above.

Under the Long-Term Incentive Plan, the amount of a Named Executive Officer’s incentive compensation for the three-year period is calculated to be in direct linear proportion to the Company’s measured financial performance expressed as a percentage against compensation targets for each participant, as determined by the Board of Directors. Named Executive Officers may be entitled to earlier vesting of awards under the Long-Term Incentive Plan in the event of a “Change of Control” (as defined in the Long-Term Incentive Plan), disability, termination of employment or death. See “Potential Payments upon Termination or Change of Control—Long-Term Incentive Plan Payments” below.

Long-Term Incentive Plan Fiscal 2006-2008 Performance Cycle.    In October 2005, the Committee established a three-year plan with management objectives based on EPS and ROE, with a performance period from Fiscal 2006 through Fiscal 2008 (the “2006-2008 Plan”). The Committee selected EPS and ROE as financial metrics for this plan period based on its belief that these financial metrics serve as important indicators of Company profitability and help to support the long-term goals for the Company and shareholders. The Committee instituted a threshold ROE requirement which provides that no payment will be made under the 2006-2008 Plan unless the Company achieves at least an average annual ROE of 21 percent for the fiscal three-year period. To the extent this threshold ROE is achieved, incentive award percentages under the 2006-2008 Plan were established by the Committee in accordance with three-year cumulative EPS targets.

The 2006-2008 Plan provided for a bonus (Target) of 25 percent of the annualized base salary (Target) to be awarded in restricted stock (or in cash at the participant’s election) at 100 percent achievement of each of the financial objectives of EPS and a minimum ROE. The annualized base salary figure utilized for measurement in the 2006-2008 Plan is the salary in place for each participant as of January 2006. The resultant incentive award (at 100 percent of the three-year fiscal financial targets) is adjusted up or down as determined by the actual financial performance of EPS expressed as a percentage (Financial Factor) at the end of the three-year fiscal period.

The Committee determined the three-year cumulative EPS target under the 2006-2008 Plan as follows: The Committee set the first year target for the 2006-2008 Plan as the actual EPS for Fiscal 2005, increased by 10 percent. The Committee set the second year target for the 2006-2008 Plan as the first year target EPS increased by 10 percent, and the third year target as the second year target EPS increased by 10 percent. Financial performance of less than 80 percent for EPS of the financial performance goal results in no incentive award under the 2006-2008 Plan. The Committee set the maximum target three-year cumulative EPS at $7.137, the best EPS fiscal year end in the Company’s history with a 10 percent per fiscal year projected increase. The maximum aggregate incentive award of 150 percent of Target can be earned if this financial measurement of EPS is maximized.

The actual three-year cumulative EPS and average annual ROE achieved for the 2006-2008 Plan period was $2.79 and 14.5 percent, respectively, which resulted in no payout in Fiscal 2008 under the 2006-2008 Plan.

Long-Term Incentive Plan Fiscal 2007-2009 Performance Cycle.    In October 2006, the Committee established a three-year plan with management objectives based on EPS and ROIC, with a performance period from Fiscal 2007 through Fiscal 2009 (the “2007-2009 Plan”). The Committee selected EPS and ROIC, for this plan based on the same principles utilized for the Company’s annual incentive compensation plan in both Fiscal 2007 and Fiscal 2008, as discussed under “Annual Incentive Plan” above. The Committee decided to change from a ROE financial measurement utilized in the 2006-2008 Plan to ROIC in order to provide for relative consistency between the annual and longer term incentive plans and financial goals. In addition, the Committee viewed ROIC as a critical indicator of how effectively the Company uses its capital invested in its operations during periods of market volatility and as an important measurement of value of the Company is creating for its shareholders.

The 2007-2009 Plan provides for a bonus (Target) of 25 percent of the annualized base salary (Target) to be awarded in restricted stock (or in cash at the participant’s election) at 100 percent achievement of each of the financial objectives of EPS and ROIC. The annualized base salary figure utilized for measurement in the 2007-2009 Plan is the salary in place for each participant as of January 2007. The resultant incentive award (at 100 percent of the three-year financial targets) will be adjusted up or down as determined by the actual financial performance of EPS and ROIC expressed as a percentage (Financial Factor) at the end of the three-year fiscal period. In calculating the financial targets for incentive eligibility under the 2007-2009 Plan, the financial performance is weighted 75 percent to EPS and 25 percent to ROIC.

The Committee determined that the year one target under the 2007-2009 Plan would be the actual EPS for Fiscal 2006. The Committee set the second year target for the 2007-2009 Plan as the actual EPS for Fiscal 2007 and the third year target as the actual EPS for Fiscal 2008. The Committee set the maximum target for EPS at 10 percent above the best EPS fiscal year end (2004) in the Company’s history for year one and an additional 10 percent increase for each of the two succeeding years ($7.14 total).

Financial performance of less than 16.5 percent for ROIC and less than a $2.79 three-year cumulative EPS results in no incentive award under the 2007-2009 Plan. The maximum aggregate incentive award of 150 percent of Target can be earned if both financial measurement components of EPS and ROIC under 2007-2009 Plan are maximized.

Long-Term Incentive Plan Fiscal 2008-2010 Performance Cycle.    In October 2007, the Committee established a three-year plan with management objectives based on EPS and ROIC, with a performance period from Fiscal 2008 through Fiscal 2010 (the “2008-2010 Plan”). The Committee selected EPS and ROIC, for this plan based on the same principles utilized for the Company’s Officers Incentive Compensation Plan in Fiscal 2008, as discussed under “Annual Incentive Plan” above.

The 2008-2010 Plan provides for a bonus (Target) of 25 percent of the annualized base salary (Target) to be awarded in restricted stock (or in cash at the participant’s election) at 100 percent achievement of each of the financial objectives of EPS and ROIC. The annualized base salary figure utilized for measurement in the 2008-2010 Plan is the salary in place for each participant as of January 2008. The resultant incentive award (at 100 percent of the three-year financial targets) will be adjusted up or down as determined by the actual financial performance of EPS and ROIC expressed as a percentage (Financial Factor) at the end of the three-year fiscal period. In calculating the financial targets for incentive eligibility under the 2008-2010 Plan, the financial performance is weighted 75 percent to EPS and 25 percent to ROIC.

Financial performance of less than either 80 percent of the three-year cumulative EPS financial target (as described below) or 16 percent of the average annual ROIC financial target results in no incentive award under the 2008-2010 Plan. The maximum aggregate incentive award of 150 percent of Target can be earned if both financial measurement components of EPS and ROIC under 2008-2010 Plan are maximized. The Committee determined that both the target and maximum average annual ROIC for purposes of the 2008-2010 Plan would be 24.5 percent. The Committee also determined that the year one target under the 2008-2010 Plan would be the actual EPS for Fiscal 2007 of $1.32. The Committee set the second year target for 2008-2010 Plan as the actual EPS for Fiscal 2008, and the third year target as the actual EPS for Fiscal 2009. The Committee set the maximum target for the three year cumulative EPS at 10 percent above the best EPS fiscal year (2004) in the Company’s history for year one and an additional 10 percent increase for each of the two succeeding years ($7.14 total). Estimated future payouts of plan-based awards under the 2008-2010 Plan are reported in the columns designated “Threshold,” “Target” and “Maximum” in the Grants of Plan-Based Awards Table in the “Compensation Tables and Narrative Disclosure” below.

Long-Term Incentive Plan Fiscal 2009-2011 — In establishing the Long-Term Incentive Plan for the three-year period from Fiscal 2009 through Fiscal 2011 (the “2009-2011 Plan”), the Committee decided to change from EPS and ROIC financial measurements to ROE because those metrics are currently utilized under the Officers’ Incentive Compensation Plan. The Committee believes that the single metric of ROE adds an additional and separate financial metric that will further define and measure management’s effectiveness and the value created for shareholders on a long-term basis. In addition, all awards, if any, under the 2009-2011 Plan will be made solely in restricted stock.

2004 Incentive Compensation Plan — The 2004 Plan was adopted to reward key employees and Non-employee Directors by providing for certain cash benefits and additional means for those individuals to acquire Common Stock of the Company. The Company’s objective in the 2004 Plan is to further the interests of the Company and its shareholders by providing incentives to key employees and Non-employee Directors who contribute materially to the success and profitability of the Company. The Company additionally believes that the 2004 Plan serves to attract and retain certain key employees and Non-employee Directors.

The 2004 Plan provides that employees and Non-employee Directors may receive certain “Stock Awards,” “Performance Awards,” and “Stock Options,” each as defined under the 2004 Plan. Terms, conditions and limitations applicable to any awards granted under the 2004 Plan are recommended by the Committee to the Board of Directors.

Restricted Stock.    The Company utilizes restricted stock awards to complement stock options and other 2004 Plan awards as a basis for long-term equity incentive compensation. The Committee recognizes that competitive market practices have placed an increasing use of restricted stock awards as a part of total executive compensation strategy. The Company’s stock awards are intended to retain and motivate officers or employees, including Named Executive Officers, to seek to improve long-term stock market performance and to enhance shareholder value by placing a portion of their compensation at risk and directly tied to Company stock price appreciation. While the Committee believes that stock options and restricted stock grants both continue to serve as critical elements of long-term compensation plan design, in Fiscal 2008, the Committee recognized that competitive market practices were shifting and that restricted stock awards were becoming a more prevalent means of long-term compensation. The restricted stock awards provide for an effective recruitment and retention tool, inspire increased motivation by providing ownership, maintain motivation because of intrinsic value even during periods of stock price fluctuations, and further align the interests of management and the shareholders.

The Company from time to time makes restricted stock awards to Named Executive Officers pursuant to the 2004 Plan. In October 2006, the Committee recommended, and the Board approved, an amendment to the 2004 Plan to reduce the minimum restriction period for non-performance based stock awards. The Committee believed that one year was the most appropriate minimum restriction period to effectively motivate executives and key personnel participants. The Company granted time based, non-performance restricted stock awards at the Board and Committee meetings in October 2007 to the Named Executive Officers as follows:

Robert J. Olson – 10,000 shares

Raymond M. Beebe – 5,500 shares

William J. O’Leary – 5,500 shares

Robert L. Gossett – 5,500 shares

Sarah N. Nielsen – 5,500 shares

Bruce D. Hertzke (Chairman of the Board and Chief Executive Officer – Retired May 30, 2008) – 17,000 shares

Pursuant to each restricted stock award agreement between the Company and each Named Executive Officer, the restricted stock grants vest in annual increments of one-third commencing October 10, 2008, one-third on October 10, 2009, and the remaining one-third on October 10, 2010. Named Executive Officers are entitled under each of the respective restricted stock award agreements to receive dividends declared on the restricted stock beginning from the time such restricted stock is granted, regardless of the vesting schedule of the restricted stock grants. In addition, Named Executive Officers may be entitled to earlier vesting of restricted stock awards under the 2004 Plan in the event of a “Change of Control” (as defined in the 2004 Plan) of the Company, disability, termination of employment or death. See “Potential Payments upon Termination or Change of Control—2004 Incentive Compensation Plan Payments” below.

On March 26, 2008, the Board approved the grant of 20,000 shares of restricted Common Stock of the Company to Mr. Hertzke in recognition of his contributions to the Company’s success during his 36 years of service with the Company. All of the unvested restricted stock awarded to Mr. Hertzke vested on May 30, 2008, the final day of Mr. Hertzke’s employment with the Company. See Option Exercises and Stock Vested Table in the “Compensation Tables and Narrative Disclosure” below.

Stock Options.    The Company, from time to time, also provides long-term incentives under the 2004 Plan in the form of stock options granted to Named Executive Officers and other key management personnel. Stock option grants are intended to retain and motivate Named Executive Officers to seek to improve long-term stock market performance and enhance shareholder value by placing a portion of their compensation at risk and directly tied to stock price appreciation. No stock options were granted to Named Executive Officers by the Company in Fiscal 2008.

Under the 2004 Plan, incentive and non-qualified stock options may be granted at any time for new hires, promotions or other compensation-based reasons as determined by the Committee. In previous years, stock option awards have been recommended by the Committee and approved by the Board at the regularly scheduled October Board of Directors and Committee meetings following our fiscal year end. Any future stock options are expected to be granted at the closing market price on the date of grant by the Committee and, as such, will only gain value if the price of the Company’s Common Stock underlying the stock option increases above the price of the Company’s Common Stock on the date of the stock option grant. Prior to Fiscal 2007, stock options were granted by the Company at the “prevailing market price” — the mean between the highest and lowest price on the date of the grant. Options are exercisable at such time or times and in such amount or amounts as determined by the Committee, generally vesting and exercisable over a three-year period in one-third increments per year, with the term of stock options extending no more than 10 years after the grant date.

In addition, Named Executive Officers may be entitled to earlier vesting of stock option awards under the 2004 Plan in the event of a “Change of Control” (as defined in the 2004 Plan) of the Company, disability, termination of employment or death. See “Potential Payments upon Termination or Change of Control—2004 Incentive Compensation Plan Payments” below. Additional vesting rules apply to incentive stock options and non-qualified options under the 2004 Plan pursuant to individual option award agreements entered into between each stock option grantee and the Company on the date of the stock option grant.

As all stock options granted in the future are expected to be at the closing market price on the date of the stock options granted, the Company believes that the value of any such stock option will bear a direct relationship to the Company’s stock price and, as such, provides for an effective incentive for Named Executive Officers to create value for shareholders. While the Committee does not believe that granting stock options every year is necessary to achieve incentive compensation goals, the Committee continues to believe that stock options are an important component of its long-term compensation philosophy.

Benefits.    The Company’s Named Executive Officers are eligible to participate in the same Company benefit plans designed for all of our full-time employees. The basic insurance package includes health, dental, disability and basic group life insurance coverage. In addition, certain management employees of the Company, including the Named Executive Officers, may qualify for retiree healthcare benefits (if hired before April 2001). Under the Company’s Long-Term Disability Plan,

salaried employees are eligible for a monthly benefit based upon 60 percent of pre-disability earnings up to a maximum monthly benefit of $10,000. This monthly benefit percentage eligibility for all employees, including Named Executive Officers, was reduced from 70 percent to 60 percent beginning in January 2008.

Except as specifically summarized in this Compensation Discussion and Analysis, the Company does not currently provide retirement payments and benefits for Named Executive Officers following his or her retirement, including, but not limited to, tax-qualified defined benefit plans and supplemental executive retirement plans.

Profit Sharing and Deferred Savings and Investment Plan — The Company maintains a 401(k) plan, the Winnebago Industries, Inc. Profit Sharing and Deferred Savings and Investment Plan (the “401(k) Plan”), which is a tax-qualified defined contribution plan maintained for the benefit of substantially all hourly and salaried employees including our executives. The 401(k) Plan offers Named Executive Officers and all other Company employees the opportunity to defer income that is made a part of their total compensation package. The Company may, at its discretion, also provide for a Company matching contribution at a rate set by the Committee and approved by the Board on a quarterly basis each calendar year. For Fiscal 2008, the Company made matching contributions ranging from $0.40 to $0.50 per $1.00 employee contribution, up to 6 percent of the base compensation deferred by employees (subject to IRS limits and non-discrimination testing). Although executives, including the Named Executive Officers, are eligible to participate in the 401(k) Plan, the application of the annual limitation on contributions under the IRC prevents executives from participating at the same level as non-executives. This compensation element is tax-deferred and is not intended to affect the value of any other compensation element, but the amount of contributions that may be made under the 401(k) Plan may affect calculation of payments that may be paid upon a change in control as described below.

Split Dollar Life Insurance — In 1988, the Board of Directors approved the adoption of an Executive Split-Dollar Life Insurance Program with respect to certain executives of the Company. The primary purpose of this insurance was to provide these executives with supplemental retirement income for a period of 15 years after retirement. Additionally, this insurance was intended to provide a liquid asset to heirs of executives to pay estate taxes, thereby minimizing the necessity for their estates to sell large blocks of shares of the Company to pay estate taxes, which sales might disrupt the market for the Company’s shares.

We have not offered this insurance as a continuing part of the Named Executive Officer total compensation package or to other members of management since 1998 due to regulatory and tax changes that made this program less attractive, but have maintained the benefit for those originally participating in the program. The plan is funded with individual whole life insurance policies owned by the named insured executive. The life insurance premiums were initially paid by the Company on the life of the executives and the executive receives life insurance and supplemental cash payment during the 15-years following retirement. The Company will “cost recover” materially all of the premiums paid by the Company at the executives death, as each insured executive has collaterally assigned to the Company the right to receive proceeds in an amount equal to the total dollar value of premiums paid by the Company. The premiums paid on the executives policies since 2004 have been paid by the participating executives through bonus payments made by the Company to the executive and are not subject to cost recovery by the Company.

Executive Share Option Program — We established the Executive Share Option Program in April 1997 to provide executives with an opportunity to defer a portion of their compensation in the form of options to purchase mutual funds invested in companies other than the Company. Due to the enactment in 2004 of Section 409A of the IRC, which provides new tax rules for deferred compensation plans, the Executive Share Option Program was frozen effective December 31, 2004. Accordingly, there have been and will be no new deferrals or contributions to the Executive Share Option Program after that date and no new participants may enter the plan. We maintain the account balances as part of the executives’ past compensation to be paid in the future in accordance with the terms of the plan, but these accounts are not considered a currently active part of the total compensation package of any Named Executive Officer participating in the plan.

Deferred Compensation Plan (1981) — Under the Winnebago Industries, Inc. Non-Qualified Deferred Compensation Plan (1981), executive officers and other key employees were eligible to annually elect to defer a portion of their compensation until retirement. The retirement benefit provided is based upon the amount of compensation deferred and the age of the individual at the time of the deferral, at a rate per annum determined by the Board ranging from 6 to 8 percent per annum. Under the plan, a participant generally vests at the later of age 55 and five years of service since the deferral was made. For deferrals prior to December 1992, vesting occurs at the later of age 55 and five years service from first deferral or 20 years of service. To assist in funding the deferred compensation liability, the Company invested in corporate-owned life insurance policies. Participants in the plan have the same status as unsecured creditors of the Company. In 2001, the Board of Directors elected to freeze this plan to additional participants. We maintain the account balances as part of the executives’ past compensation to be paid in the future in accordance with the terms of the plan, but these accounts are not considered a currently active part of the total compensation package of any Named Executive Officer participating in the plan.

Executive Deferred Compensation Plan 2007 (Non-Qualified Deferred Compensation Plan) — In December 2006, the Board adopted the Winnebago Industries, Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan permits executive officers, including the Named Executive Officers, to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan became effective as of January 1, 2007 and applies to compensation paid to participants on and after such date.

Under the Executive Deferred Compensation Plan, executive officers and certain key employees may annually choose to defer up to 50 percent of their salary and up to 100 percent of their cash incentive awards. The Committee may, from time to time and in its sole and absolute discretion, select the available investments in which a participant’s deferred benefit account may be deemed invested (“Available Investments”).

Each participant may designate the Available Investments in which his or her deferred benefit account will be deemed invested, and the percentage of his or her deferred benefit account that will be invested in each Available Investment, for purposes of determining the amount of earnings or losses to be credited or debited to his or her deferred benefit account.

A participant in the Executive Deferred Compensation Plan will, upon the first to occur of the following events, be entitled to a payment (a “Deferred Benefit”) equal to the amount of his or her deferred benefit account as of the determination date coinciding with such event:

•	date certain (which must be selected by the participant in his or her participation agreement and which cannot be changed except as otherwise provided in the Executive Deferred Compensation Plan);
•	separation from service;
•	disability;
•	death; or
•	change of control.

Under the Executive Deferred Compensation Plan, the Company is required to pay to the participant (or the participant’s beneficiary), his or her Deferred Benefit in one of the following forms (as elected in the participation agreement filed by the participant with the administrator of the Executive Deferred Compensation Plan):

•	a lump-sum payment; or
•	a monthly payment of a fixed amount which shall amortize the participant’s Deferred Benefit in equal monthly payments of principal and interest over a period from 2 to 120 months (as selected by the participant on his or her participation agreement); in the event of death, disability or change in control, the Company is required to pay to the participant (or the participant’s beneficiary) the total value of his or her Deferred Benefit in a lump-sum payment.

In the absence of a participant’s election as to the form of the payout, a participant’s Deferred Benefit account will be paid over a 120-month period.

The Executive Deferred Compensation Plan adopted effective January 2007 was established to provide a replacement to several of the executive non-qualified deferred compensation programs that were previously frozen by the Company. The Committee believed that it was important to provide a current program that would permit executives to defer a portion of their compensation on a voluntary basis to supplement future retirement income due to contribution limitations on the Company’s qualified 401(k) Plan.

Perquisites.    The Company provides Named Executive Officers with certain limited perquisites that the Committee believes are reasonable and consistent with the overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers. Based upon this periodic review, perquisites are awarded or adjusted on an individual basis. Named Executive Officers are not automatically awarded all, or in equal amounts, perquisites granted by the Company.

Executive Physical — In an effort to encourage executives to monitor and maintain good health, the Company pays for voluntary annual physical examinations for executives, including the Named Executive Officers.

Corporate Automobile — In February 2008, the Company discontinued the perquisite of providing each Named Executive Officer with the use of an automobile. Prior to the date this program was discontinued, the automobile could be used both for business and personal purposes and as such, the portion of the value attributable to personal use was considered additional compensation to the executive. The value of this additional compensation for each individual is included as “All Other Compensation” in the “Summary Compensation Table” below.

Motor Home Use — The Company provides each of its executives, including Named Executive Officers, an opportunity to utilize our motor homes on a periodic and temporary basis. We encourage the executive to have first hand understanding of the recreational vehicle lifestyle experienced by our customers and to provide the executive with the opportunity to evaluate product design and efficiency.

Company Aircraft — The Company aircraft is intended to be used only in the conduct of official Company business. When the Company aircraft makes flights in the conduct of Company business, Named Executive Officers while not on official Company business as well as other passengers who are not Company employees may occupy seats only when approved by the CEO. Occasionally, spouses or guests of Named Executive Officers may accompany the executive on a flight or may occupy an available seat on the aircraft. As appropriate, imputed cost of aircraft use is treated as compensation and reported according to IRS regulations. In Fiscal 2008, none of the Named Executive Officers utilized the Company aircraft exclusively for personal use.

Other Matters.

Stock Ownership Guidelines — In 1999, the Committee adopted Stock Ownership Guidelines for executives. In general, each executive has five years from the date he or she becomes an executive to accumulate the appropriate number of shares. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with our shareholders. Although these guidelines are not mandatory, executive officers are strongly encouraged to follow them. However, special personal circumstances may require an executive officer to depart from the guidelines. The table below describes the ownership guidelines for the Chief Executive Officer and each of the other Named Executive Officers and the number of shares beneficially owned for the purposes of the guidelines as of August 30, 2008.

Named Executive Officer(1)	Ownership Guidelines – Percentage of Annual Salary	Actual Shares Beneficially Owned	Percentage of Guideline Attained

Robert J. Olson	400%	26,004	74%
Raymond M. Beebe	250%	9,500	41%
William J. O’Leary	250%	17,000	78%
Robert L. Gossett	250%	16,250	76%
Sarah N. Nielsen(2)	250%	9,500	44%

(1)	Mr. Hertzke’s ownership is intentionally omitted, as he retired from the Company effective May 30, 2008.
(2)	Sarah N. Nielsen became an officer for the Company in November 2005 and stock ownership guidelines provide for a five-year period in which to attain the appropriate level of stock ownership.

Severance Payments — The compensation package of each Named Executive Officer also provides for special payments and accelerated vesting of other compensation opportunities upon termination of employment or in specified circumstances involving significant reduction of duties or in working conditions. The Company has entered into change of control agreements with each of the Named Executive Officers and certain other executive officers (collectively, “Executive Change of Control Agreements”).

The Executive Change of Control Agreements generally provide that, in the event of a termination of the executive’s employment (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive) within three years of a change of control, such executive will receive a cash payment and certain other benefits.

The Committee believes these agreements are an important part of the total executive compensation program because they protect the Company’s interest in the continuity and stability of the executive group. The Committee also believes that these agreements reduce the executives’ interest in working against a potential change in control and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition. See “Potential Payments upon Termination or Change of Control—Executive Change of Control Agreements” below for additional detail.

We have not provided any executives with special agreements regarding severance with the exception of the Executive Change of Control Agreements described above. Our executives are eligible, however, for the same severance program afforded to all salaried employees when an employee is terminated for circumstances outside of their control. Essentially, this program provides for one week of severance pay for each full year of continuous service, up to a maximum of 26 weeks. One week of severance pay is equal to the executive’s weekly base compensation.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Winnebago Industries Human Resources Committee Report on Compensation Discussion and Analysis shall not be deemed to be incorporated by reference into any such filings.

Human Resources Committee Report on Compensation Discussion and Analysis

The Human Resources Committee (the “Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report on Compensation Discussion and Analysis portions of the proxy statement, as described in the Committee’s Charter.

The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Committee.

The Human Resources Committee of Winnebago Industries, Inc.’s Board of Directors:

•	has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement and the 2008 Form 10-K with the management of the Company; and
•	based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the 2008 Form 10-K.

Human Resources Committee:

Gerald C. Kitch, Chairman
Irvin E. Aal
Robert M. Chiusano
Jerry N. Currie

Human Resources Committee Interlocks and Insider Participation.    The current members of the Human Resources Committee of the Board of Directors, Messrs. Kitch, Aal, Chiusano and Currie, were not at any time during Fiscal 2008 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Human Resources Committee during Fiscal 2008.

Compensation Tables and Narrative Disclosure

SUMMARY COMPENSATION TABLE

The following tables set forth compensation information for the Company’s Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries in Fiscal Years 2008 and 2007.

Name (a)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert J. Olson	2008	396,369	—	282,100	5,996	23,404	29,497	737,366
	2007	288,548	—	206,160	47,790	190,006	28,177	760,681
Raymond M. Beebe	2008	260,870	—	155,155	5,996	13,442	45,149	480,612
	2007	248,132	—	137,440	47,790	163,392	43,677	640,431
William J. O’Leary	2008	248,807	—	155,155	5,996	12,819	23,277	446,054
	2007	236,646	—	137,440	47,790	155,829	27,186	604,891
Robert L. Gossett	2008	244,097	—	155,155	5,996	12,577	19,260	437,085
	2007	232,176	—	137,440	47,790	152,885	20,033	590,324
Sarah N. Nielsen	2008	243,667	—	92,532	43,019	12,182	17,111	408,511
	2007	222,579	—	36,366	38,961	146,566	21,128	456,600
Bruce D. Hertzke(5)	2008	433,867	—	836,970	23,985	50,741	104,367	1,449,930
	2007	535,246	—	515,400	191,159	616,794	43,805	1,902,404

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 and 2007 fiscal years for the fair value of restricted stock granted in Fiscal 2008 and 2007, respectively pursuant to the 2004 Plan in accordance with FAS 123(R). For additional information, refer to Note 10 of the consolidated financial statements in the 2008 Form 10-K. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers. Under FAS 123(R), restricted stock awards are generally recognized over the vesting period of the awards, except for retirement-eligible executives, whose awards are expensed immediately upon grant. Each of the Named Executive Officers, with the exception of Ms. Nielsen, is retirement-eligible.
(2)	The amounts reported in this column reflect the dollar amount of stock option awards recognized for financial statement reporting purposes for the fiscal years ended August 30, 2008 and August 25, 2007 pursuant to the 2004 Plan and the Winnebago Industries, Inc. 1997 Stock Option Plan (the “1997 Plan”), in accordance with FAS 123(R), and include amounts from options granted in prior fiscal years. The assumptions used in the calculation of these amounts are included in Note 10 to the Company’s audited financial statements for the fiscal year ended August 30, 2008 included in the 2008 Form 10-K. The amounts reported in this column reflect our accounting cost for these options, and do not correspond to the actual economic value that may be received by the Named Executive Officers from exercising options. At August 30, 2008, all option exercise prices exceeded the price of the Company’s Common Stock, as quoted on the NYSE. See the Outstanding Equity Awards at the Fiscal Year End Table below.
(3)	These amounts represent annual incentive plan award payouts under the Officers Incentive Compensation Plan Fiscal Periods 2008 and 2007 (“Officers Incentive Compensation Plan”). Awards consisted of cash and are calculated as a percentage of the Named Executive Officer’s base salary in accordance with the Officers Incentive Compensation Plan. No awards were made to Named Executive Officers in Fiscal 2008 under the 2006-2008 Long-Term Incentive Plan (the “2006-2008 Plan”). See “Compensation Discussion and Analysis” for further discussion on how amounts were determined for Fiscal 2008.
(4)	For all of the Named Executive Officers, “All Other Compensation” for Fiscal 2008 includes the Company match to the 401(k) Plan, personal use of Company car, based on allocation of cost of vehicle (discontinued in February 2008), car insurance and fuel, restricted stock dividends, and the cost of executive physical examination. In Fiscal 2008, the Company made payments to Mr. Hertzke for consulting services ($60,000), with such amount included in the calculation of “All Other Compensation.” In addition, included in the calculation of “All Other Compensation” are amounts attributable to split-dollar life insurance premium reimbursement payments made by the Company to the following Named Executive Officers:
Name	Total

Olson	$5,529
Beebe	$23,344
O’Leary	$6,286

(5)	Mr. Hertzke was a Named Executive Officer during Fiscal 2008, but retired from his position as Chairman of the Board and Chief Executive Officer of the Company, effective May 5, 2008. Mr. Hertzke, however, remained an employee of the Company through May 30, 2008.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides additional information relating to plan-based awards granted to our Named Executive Officers during Fiscal 2008.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Plan Name (1)(2)	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)
Robert J. Olson	2004 Plan	10/10/07	—	—	—	10,000	282,100
	OICP		48,306	297,276	594,555
	2010 LTIP		15,072	92,749	139,124
Raymond M. Beebe	2004 Plan	10/10/07	—	—	—	5,500	155,155
	OICP		25,432	156,522	313,044
	2010 LTIP		10,715	65,944	98,917
William J. O’Leary	2004 Plan	10/10/07	—	—	—	5,500	155,155
	OICP		24,258	149,282	298,567
	2010 LTIP		10,221	62,897	94,345
Robert L. Gossett	2004 Plan	10/10/07	—	—	—	5,500	155,155
	OICP		23,797	146,456	292,913
	2010 LTIP		10,026	61,704	92,557
Sarah N. Nielsen	2004 Plan	10/10/07	—	—	—	5,500	155,155
	OICP		23,758	146,198	292,399
	2010 LTIP		10,184	62,672	94,008
Bruce D. Hertzke	2004 Plan	10/10/07	—	—	—	17,000	479,570
	2004 Plan	3/26/08	—	—	—	20,000	357,400

(1)	OICP refers to the Company’s Officers Incentive Compensation Plan Fiscal Period 2008, which targets quarterly and annual performance against goals established by the Committee. Awards under the OICP are payable in cash and restricted stock (or all cash at the election of the Named Executive Officer) and actual payouts under the OICP are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. The Threshold, Target and Maximum amounts presented above represent such amounts for the OICP. Under the OICP, the Committee has discretionary authority to modify the financial factors used in determining amounts payable by plus or minus 20% based upon strategic priorities. For each of the Named Executive Officers, actual payouts, which incorporate these modifications, are described under “Compensation Discussion and Analysis–Annual Incentive Plan” above.
(2)	2010 LTIP refers to the Company’s Officers Long-Term Incentive Plan 2008-2010. For each of the Named Executive Officers, the Threshold, Target and Maximum amounts under the 2010 LTIP are measured over a three-year performance period from August 26, 2007 through August 28, 2010.
(3)	The Committee approved the grants of restricted stock to Named Executive Officers with a grant date of October 10, 2007 pursuant to the 2004 Plan. In addition, on March 26, 2008, the Company approved the grant of 20,000 shares of restricted stock to Mr. Hertzke.
(4)	Awards in this column represent restricted stock awards made to Named Executive Officers under the 2004 Plan, which generally vest over a three-year period in annual one-third increments beginning one year after the date of grant. All of the restricted shares of Common Stock granted to Mr. Hertzke on October 10, 2007 and March 26, 2008 vested on May 30, 2008, the effective date of his retirement.
(5)	Represents the full grant date fair value of the restricted stock awards in Fiscal 2008, determined in accordance with FAS 123(R), based on the assumptions referenced in footnote 1 to the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards

Executive Employment Arrangements

None of the Named Executive Officers has an employment agreement. However, each Named Executive Officer has an Executive Change of Control Agreement that provides the executive with three-year severance benefits in the event he or she ceases to be employed by the Company within three years of a “Change of Control,” as defined in the agreement. Discussion of the payouts provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.

Base Salary

The Committee annually reviews and adjusts base pay, in keeping with the overall objectives, pay philosophy and relative position with comparable companies, all as discussed in more detail in the “Compensation Discussion and Analysis.” For Fiscal 2008, base salaries (including amounts deferred to the 401(k) Plan) as a percentage of total compensation shown in the Summary Compensation Table, were approximately 54 percent for Mr. Olson, 54 percent for Mr. Beebe, 56 percent for Mr. O’Leary, 56 percent for Mr. Gossett, 60 percent for Ms. Nielsen and 30 percent for Mr. Hertzke.

Stock Awards

Stock based grants under the 2004 Plan were made as restricted stock in Fiscal 2008 and Fiscal 2007 and stock options grants in prior years. Descriptions of these types of grants and the reason for these types of grants are discussed in “Compensation Discussion and Analysis—2004 Incentive Compensation Plan.” Grants of restricted stock and stock options, the FAS 123(R) expense which is disclosed in the Summary Compensation Table, begin vesting in annual increments of one-third after one year from the date of grant for restricted stock grants and generally vest and are exercisable over a three-year period for stock options. Restricted Stock grants and stock option awards are subject to earlier vesting in the event of a Change of Control or termination of employment, as set forth in the section “Potential Payment upon Termination or Change of Control” below.

Annual Incentive Plan

In addition to base salary, each Named Executive Officer is eligible to receive, subject to certain financial performance metrics, a target annual incentive bonus equal to a percentage of his or her annual base salary, as follows: Mr. Olson — 90 percent, Mr. Beebe, Ms. Nielsen, Mr. O’Leary, Mr. Gossett — 60 percent and Mr. Hertzke — 105 percent. The Committee increased Mr. Olson’s target annual incentive bonus percentage from 75 percent to 90 percent in May 2008, at the time Mr. Olson was elected CEO. This element of compensation is carried out through the Officers Incentive Compensation Plan Fiscal Period 2008, which is discussed in the “Compensation Discussion and Analysis—Annual Incentive Plan” above.

Long-Term Incentive Plans

As indicated in the Summary Compensation Table above, no payouts were made to Named Executive Officers under the 2006-2008 Plan. This element of compensation is described in the “Compensation Discussion and Analysis—Long-Term Incentives” above.

See “Compensation Discussion and Analysis” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership guidelines, incentive compensation awards, and allocations between short-term and long-term compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information regarding the outstanding equity awards held by each of the Named Executive Officers as of August 30, 2008.

	Option Awards(1)				Stock Awards(2)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price(4) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)

Robert J. Olson	8,746		18.250	10/8/12
	15,000		26.495	10/15/13
	12,500		31.475	10/13/14
	8,333	4,167	26.930	10/12/15

	44,579				14,000	158,900
Raymond M. Beebe	15,000		26.495	10/15/13
	12,500		31.475	10/13/14
	8,333	4,167	26.930	10/12/15

	35,833				8,167	92,695
William J. O’Leary	15,000		26.495	10/15/13
	12,500		31.475	10/13/14
	8,333	4,167	26.930	10/12/15

	35,833				8,167	92,695
Robert L. Gossett	4,800		18.250	10/8/12
	4,242		26.495	10/15/13
	12,500		31.475	10/13/14
	4,167	4,167	26.930	10/12/15

	25,709				8,167	92,695
Sarah N. Nielsen	8,333	4,167	32.345	11/14/15	8,167	92,695
Bruce D. Hertzke(7)	54,522		18.250	5/30/11
	56,226		26.495	5/30/11
	66,823		31.475	10/13/14
	46,287		26.930	10/12/15

	223,858

(1)	Represents Company stock options awarded to Named Executive Officers prior to Fiscal 2007 under the 2004 Plan and the 1997 Plan. No stock options were awarded to Named Executive Officers in Fiscal 2008.
(2)	Unvested restricted stock awarded to Named Executive Officers in Fiscal 2008 and Fiscal 2007 pursuant to the 2004 Plan.
(3)	Stock options generally vest and are exercisable over a three-year period in one-third increments per year. A discussion of the vesting of awards provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.
(4)	Prior to Fiscal 2007, stock options were granted by the Company at a price equal to the mean of the highest and lowest price of the Company’s Common Stock, as quoted on the NYSE, on the date of the grant.
(5)	Shares of restricted stock generally vest in one-third increments beginning one year from the date of grant. A discussion of the vesting of awards provided for under various termination situations is set forth in the section “Potential Payments upon Termination or Change of Control” below.
(6)	Amount is calculated by multiplying the number of restricted shares that have not vested by the closing price of the Company’s Common Stock ($11.35) as quoted on the NYSE on August 29, 2008, the last trading day of Fiscal 2008.
(7)	Mr. Hertzke had stock options for 3,177 shares granted on October 13, 2004 and options for 3,713 shares granted on October 12, 2005 that were cancelled as the option price exceeded the Company’s stock price as quoted on the NYSE during the 90 days in which Mr. Hertzke was able to exercise such options following his retirement date.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides the amounts received upon the exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Robert J. Olson	—	—	2,000	56,980
Raymond M. Beebe	—	—	1,333	37,977
William J. O’Leary	—	—	1,333	37,977
Robert L. Gossett	2,984	30,291	1,333	37,977
Sarah N. Nielsen	—	—	1,333	37,977
Bruce D. Hertzke	50,750	428,198	52,000(3)	843,690

(1)	Amounts are calculated by multiplying the number of shares received upon exercise of stock options by the difference between the sale price and the exercise price for such options.
(2)	Amount is calculated by multiplying the number of restricted shares vested by the closing market price of the Company’s Common Stock as quoted on the NYSE on the vesting date.
(3)	Outstanding restricted stock awards previously granted immediately vested to Mr. Hertzke upon his retirement effective May 30, 2008. For a description of restricted stock award issuances, see “Compensation Discussion and Analysis—2004 Incentive Compensation Plan.”

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table discloses contributions, earnings and balances under nonqualified deferred compensation plans for each Named Executive Officer. For fiscal years prior to Fiscal 2007, amounts deferred under the Company’s Executive Share Option Program and the Executive Deferred Compensation Plan by each Named Executive Officer were not reported separately from such Named Executive Officer’s reported compensation and no above-market earnings were realized or reported, but Company contributions to the plans were included in “All Other Compensation” in the Summary Compensation Tables for prior fiscal years.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)

Robert J. Olson	Deferred Compensation Plan (1981)	—	43,758	773,358
	Split Dollar Life Insurance	—	(40,440)	315,060
	Executive Share Option Program	—	(135,249)	987,448
Raymond M. Beebe	Deferred Compensation Plan (1981)	—	147,191	2,600,366
	Split Dollar Life Insurance	—	(5,145)	632,355
	Executive Deferred Compensation Plan 2007	20,832	(2,635)	30,540
	Executive Share Option Program	—	(143,175)	1,002,893
William J. O’Leary(3)	Split Dollar Life Insurance	—	(29,145)	305,355
	Executive Share Option Program	—	(19,833)	168,102
Robert L. Gossett(3)	Executive Deferred Compensation Plan 2007	5,000	(394)	7,656
	Executive Share Option Program	—	(47,206)	791,408
Sarah N. Nielsen(3)	Executive Deferred Compensation Plan 2007	1,827	(265)	1,562
Bruce D. Hertzke	Deferred Compensation Plan (1981)	—	128,818	2,276,728
	Split Dollar Life Insurance	—	(461,505)	258,495
	Executive Share Option Program	—	(232,846)	2,127,678

(1)	In Fiscal 2008, Mr. Beebe, Mr. Gossett and Ms. Nielsen were the only Named Executive Officers that contributed to the Executive Deferred Compensation Plan. This amount is also included in the amount designated as “Salary” in the Summary Compensation Table.

(2)	The dollar amount under the Non-Qualified Deferred Compensation Plan (1981) represents the additional vesting earned in Fiscal 2008. The change under Split Dollar Life Insurance represents the additional vesting earned in Fiscal 2008. The amount under the Executive Deferred Compensation Plan 2007 represents the change in the market price of the underlying investments from August 25, 2007 to August 30, 2008. The credit under the Executive Share Option Program represents the change in the market price of the financial instruments from August 25, 2007 to August 30, 2008 in each of the Named Executive Officer’s account.
(3)	Mr. O’Leary and Mr. Gossett elected not to participate in the Non-Qualified Deferred Compensation Plan (1981). The Board of Directors elected to freeze this plan to additional participants in 2001; therefore, Ms. Nielsen, who joined the Company after 2001, is not a participant in this plan.

The Company’s Executive Share Option Program was established in 1997 to provide executives with an opportunity to defer a portion of their compensation in the form of options to purchase mutual funds invested in companies other than the Company. The Executive Share Option Program was frozen effective December 31, 2004. Accordingly, no new deferrals or contributions to the Executive Share Option Program have been made after that date and no new participants may enter the plan.

The Company’s Non-Qualified Deferred Compensation Program (1981) permitted key employees to annually elect (via individual contracts) to defer a portion of their compensation until their retirement. The plan has been closed to any additional deferrals since January 2001. The retirement benefit to be provided is based upon the amount of compensation deferred and the age of the individual at the time of the contracted deferral. To assist in funding the deferred compensation liability, the Company invested in corporate-owned life insurance policies. See “Compensation Discussion and Analysis—Deferred Compensation Plan (1981)” above for a description of this plan.

The Company’s Executive Deferred Compensation Plan permits Named Executive Officers to defer a portion of their salary and all or a portion of their cash incentive award compensation. The Executive Deferred Compensation Plan was effective as of January 1, 2007 and applies to compensation paid to participants on and after such date. See “Compensation Discussion and Analysis—Executive Deferred Compensation Plan 2007 (Non-Qualified Deferred Compensation Plan)” for a description of this plan.

Split Dollar Life Insurance — In 1988, the Board of Directors approved the adoption of an Executive Split-Dollar Life Insurance Program with respect to certain executives of the Company. The primary purpose of this insurance was to provide these executives with supplemental retirement income for a period of 15 years after retirement. Additionally, the insurance provided for was intended to provide a liquid asset to heirs of executives to pay estate taxes, thereby minimizing the necessity for their estates to sell large blocks of shares of the Company to pay estate taxes, which sale might disrupt the market for the Company’s shares. We have not offered this insurance as a continuing part of the Named Executive Officer total compensation package or to other members of management since 1998 due to regulatory and tax changes that made this program less attractive but have maintained the benefit for those originally participating in the program.

Potential Payments upon Termination or Change of Control

Executive Change of Control Agreements

During Fiscal 2001, the Board of Directors approved Executive Change of Control Agreements (the “Agreements”) for certain executive officers of the Company and, at later dates, approved Agreements for certain other executive officers, including Named Executive Officers not previously a party to an Agreement. The purpose of the Agreements is to reinforce and encourage such executives to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change of control of the Company. These Agreements provide that in the event of a “Change of Control” of the Company, as that term is defined in the Agreements and summarized below, each such executive (provided such Change of Control occurs when the executive is in the employ of the Company) would receive, in the event he or she ceases to be employed by the Company within three years following a Change of Control of the Company (for a reason other than death, disability, willful misconduct, normal retirement or, under certain circumstances, a voluntary termination of employment by the executive), a lump-sum equal to three times the average of the aggregate annual compensation paid to the executive during the three fiscal years preceding the Change of Control. This multiple was arrived at through an analysis of certain Compensation Peers change of control agreements at the time these agreements were developed.

In addition, under the Agreements, if an executive’s employment is terminated (other than as described above) within three years following a Change of Control (provided the Change of Control occurs when the executive is in the employ of the Company) the executive would be entitled to (i) life, dental, vision, long-term disability and health insurance benefits for three years following such “Change of Control” (provided that in the case of the dental, vision and health insurance benefits, such benefits shall be extended to the time the executive reaches age 65), (ii) transfer of title to the company car, if any, then utilized by such executive to such executive, (iii) continued coverage, at the Company’s expense, in the Executive Split Dollar Life Insurance Program, under certain circumstances until the later of the time the executive reaches age 55 or three years following the executive’s termination, (iv) immediate vesting under any of the Company’s deferred compensation plans and deferred bonus plans and immediate vesting of all stock options, restricted stock and rights, (v) purchase by the Company, at the option of the executive, of any restricted stock then owned by the executive at the fair market value thereof and (vi) a cash payment of the amount necessary to ensure that the payments or value of the benefits listed in this paragraph and the immediately preceding paragraph are not subject to net reduction due to the imposition of federal excise taxes.

Under the Agreements, a “Change of Control” occurs when (i) any person or other entity (except for the Company and certain Hanson family members or certain related persons or entities to the Company or such Hanson family members) acquires 20 percent or more of the outstanding stock of the Company or (ii) individuals who shall qualify as Continuing Directors (as defined below) shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors. “Continuing Director” means (i) any member of the Company’s Board of Directors, while such person is a member of the Board, who is not an affiliate or associate of any person or group described in clause (i) of the preceding sentence (an “acquiring person”) or of any such acquiring person’s affiliate or associate and was a member of the Board prior to the time when such acquiring person shall have become an acquiring person and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an acquiring person or any affiliate or associate of any acquiring person or a representative or nominee of an acquiring person or of any affiliate or associate of such acquiring person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

Annual Incentive Plan Payments

In the event of a “Change in Control” (as defined in the Officers Incentive Compensation Plan), participants are entitled to receive awards within 15 days of the effective date of the Change in Control based upon the Committee’s estimate of the Company’s financial performance through the end of the fiscal year in which such Change in Control occurs. A participant must be employed by the Company at the end of the fiscal year to be eligible for any previous quarterly holdback allocations, except for a Change in Control as described above or as waived by the Committee for normal retirement, disability and death.

Long-Term Incentive Plan Payments

In the event of a “Change in Control” (as defined in each of the Long-Term Incentive Plans) participants are entitled to receive awards within 15 days of the effective date of the Change in Control based on the Committee’s estimate of the Company’s financial performance through the end of the Long-Term Incentive Plan three-year fiscal period in which such Change in Control occurs. A participant must be employed by the Company at the end of the three-year fiscal period to be eligible for any long-term incentive award, except for a Change in Control as described above or as waived by the Committee for normal retirement, disability and death.

2004 Incentive Compensation Plan Payments

Restricted Stock.    Pursuant to restricted award agreements entered into by each Named Executive Officer, unvested awards of restricted stock will immediately vest to Named Executive Officers under the following circumstances:

•	if a Named Executive Officer’s termination of employment is due to his or her retirement and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest if the participant is at least 55 years of age;
•	if the Named Executive Officer’s termination of employment is due to his or her disability (as defined in the 2004 Plan) and occurs after at least five consecutive years of employment with the Company, any unvested awards of restricted stock immediately vest; and
•	if the Named Executive Officer’s termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company or any subsidiary, any unvested awards of restricted stock shall immediately vest.

In addition, any restricted shares that are not vested under the 2004 Plan will vest upon a “Change of Control” ( as defined in the 2004 Plan) of the Company. In all other circumstances, in the event that a Named Executive Officer ceases to be employed by the Company or any subsidiary, any awards held by such grantee will terminate and thereafter, be null and void.

Stock Options

Any options not vested under the 2004 Plan will vest upon a “Change of Control” (as defined in the 2004 Plan) of the Company, pursuant to the terms of the 2004 Plan. In the event that a Named Executive Officer ceases to be employed by the Company, stock options held by such Named Executive Officer will vest as follows:

•	if the Named Executive Officer’s termination of employment is due to his or her retirement, and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of three months following such termination of employment for incentive stock options and for a period of 10 years after any stock option grant date for non-qualified stock options;
•	if the Named Executive Officer’s termination of employment is due to his or her disability and occurs after at least five consecutive years of employment with the Company, the stock options become vested in full and immediately exercisable for a period of one year following such termination of employment for incentive stock options and for a period of 10 years after any stock option grant date for non-qualified stock options; and
•	if the Named Executive Officer’s termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company, the options shall become vested in full and immediately exercisable by the Named Executive Officer’s estate or legal representative for a period of one year following such termination of employment and shall thereafter, terminate, for both incentive and non-qualified stock options.

In the event that a Named Executive Officer ceases to be employed by the Company other than because of retirement, disability or death or if retirement, disability or death occurs before the Named Executive Officer has completed five consecutive years of employment with the Company, any outstanding stock options held by the Named Executive Officer which have not vested as of the date of termination of employment will terminate and the Named Executive Officer may exercise any options in which he or she is vested at the date of termination of employment for a period of three months following such date of termination of employment.

ESTIMATED CHANGE OF CONTROL OR TERMINATION PAYMENTS AND
BENEFITS AT THE END OF FISCAL 2008

The tables below reflect the payments and benefits payable to each of the Named Executive Officers (other than Bruce D. Hertzke since his employment with the Company ended before August 30, 2008) in the event of a termination of the executive’s employment under several different circumstances. The amounts shown assume that termination was effective as of August 30, 2008, at the executive’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the Named Executive Officers in each scenario and do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment. The actual amounts to be paid out can only be determined at the time of an executive’s actual separation from the Company. Factors that could affect the nature and amount of the amounts paid on termination of employment, among others, include the timing of event, compensation level, the market price of the Company’s Common Stock and the executive’s age.

Payments relating to the Officers Incentive Compensation Plan and the Long-Term Incentive Plan are not currently applicable, as the Company did not meet the applicable threshold requirements of these plans as of the end of Fiscal 2008. Also, no amounts would be realized with respect to any outstanding unvested stock options, as the exercise prices of the stock options held by the Named Executive Officers were greater than the closing price of the Company’s Common Stock on August 29, 2008.

NAMED EXECUTIVE: ROBERT J. OLSON

			Change of Control

Executive Payments and Benefits Upon	Retirement(1) ($)	Involuntary Termination For Cause ($)	Without Termination ($)	Termination Without Cause / Good Reason ($)	Death ($)	Disability ($)

Compensation:
Severance Benefit (Change of Control)(2)	—	—	—	1,253,578	—	—
Long-Term Incentives:
Restricted Stock:(3)(4)
Accelerated Vesting	158,900	158,900	—	158,900	158,900	158,900
Deferred Comp Plans:
Deferred Compensation Plan (1981)(5)	773,358	773,358	—	773,358	773,358	773,358
SERP (Split Dollar)(6)	315,060	315,060	—	315,060	315,060	315,060
Executive Share Option Program(7)	987,448	987,448	987,448	987,448	987,448	987,448
Other Benefits:
Health and Welfare(8)	9,000	—	—	16,533	4,500	9,000

Total Benefits	2,243,766	2,234,766	987,448	3,504,877	2,239,266	2,243,766

(1)	As of August 30, 2008, Mr. Olson had qualified for early retirement.
(2)	Severance upon a Change of Control for Mr. Olson equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during the three fiscal years of the Company immediately preceding the Change of Control.
(3)	Represents the intrinsic value of stock grants based on the Company’s closing stock price of $11.35 per share on August 29, 2008, the last trading day of Fiscal 2008.
(4)	Stock grants under the 2004 Incentive Compensation Plan provide for acceleration of unvested Common Stock in the event of a Change of Control, retirement, death or disability.
(5)	This plan was frozen as of 2001. This amount reflects the total of the 15 years of payout based on Early Retirement Benefit. See “—Executive Deferred Compensation Plan 2007 (Non-Qualified Deferred Compensation Plan)” on page 31.
(6)	Represents estimated Annual Income Option reflecting 15 years of payout as of August 2008 for Executive Split-Dollar Life Insurance Program (frozen program).
(7)	Represents market value balance as of August 29, 2008 for the Executive Share Option Program reduced by the exercise price.
(8)	Extension of benefits upon a Change of Control, including health, dental, life insurance and long-term disability.

NAMED EXECUTIVE: RAYMOND M. BEEBE

			Change of Control

Executive Payments and Benefits Upon	Retirement(1) ($)	Involuntary Termination For Cause ($)	Without Termination ($)	Termination Without Cause / Good Reason ($)	Death ($)	Disability ($)

Compensation:
Severance Benefit (Change of Control)(2)	—	—	—	1,080,532	—	—
Long-Term Incentives:
Restricted Stock:(3)(4)
Accelerated Vesting	92,695	92,695	—	92,695	92,695	92,695
Deferred Comp Plans:
Deferred Compensation Plan (1981) (5)	2,600,366	2,600,366	—	2,600,366	2,600,366	2,600,366
SERP (Split Dollar)(6)	632,355	632,355	—	632,355	632,355	632,555
Executive Share Option Program(7)	1,002,893	1,002,893	1,002,893	1,002,893	1,002,893	1,002,893
Executive Deferred Compensation Plan (2007)(8)	30,540	30,540	—	30,540	30,540	30,540
Other Benefits:
Health and Welfare(9)	6,279	—	—	19,444	4,500	6,279

Total Benefits	4,365,128	4,358,849	1,002,893	5,458,825	4,363,349	4,365,128

(1)	As of August 30, 2008, Mr. Beebe is of retirement age.
(2)	Severance upon a Change of Control for Mr. Beebe equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during the three fiscal years of the Company immediately preceding the Change of Control.
(3)	Represents the intrinsic value of stock grants based on the Company’s closing stock price of $11.35 per share on August 29, 2008, the last trading day of Fiscal 2008.
(4)	Stock grants under the 2004 Incentive Compensation Plan provide for acceleration of unvested Common Stock in the event of a Change of Control, retirement, death or disability.
(5)	This plan was frozen as of 2001. This amount reflects the total of the 15 years of payout based on the Normal Retirement Benefit, plus a 6% per year crediting rate established by the Board which is applied to each year worked past the age of 65. See “—Executive Deferred Compensation Plan 2007 (Non-Qualified Deferred Compensation Plan)” on page 31.
(6)	Represents estimated Annual Income Option reflecting 15 years of payout as of August 2008 for Executive Split-Dollar Life Insurance Program (frozen program).
(7)	Represents market value balance as of August 29, 2008 for the Executive Share Option Program reduced by the exercise price.
(8)	Represents market value balance as of August 29, 2008.
(9)	Extension of benefits upon a Change of Control, including health, dental, life insurance and long-term disability.

NAMED EXECUTIVE: WILLIAM J. O’LEARY

			Change of Control

Executive Payments and Benefits Upon	Retirement(1) ($)	Involuntary Termination For Cause ($)	Without Termination ($)	Termination Without Cause / Good Reason ($)	Death ($)	Disability ($)

Compensation:
Severance Benefit (Change of Control)(2)	—	—	—	983,473	—	—
Long-Term Incentives:
Restricted Stock:(3)(4)
Accelerated Vesting	92,695	92,695	—	92,695	92,695	92,695
Deferred Comp Plans:
SERP (Split Dollar)(5)	305,355	305,355	—	305,355	305,355	305,355
Executive Share Option Program(6)	168,102	168,102	168,102	168,102	168,102	168,102
Other Benefits:
Health and Welfare(7)	9,000	—	—	30,075	4,500	9,000

Total Benefits	575,152	566,152	168,102	1,579,700	570,652	575,152

(1)	As of August 30, 2008, Mr. O’Leary had qualified for early retirement.
(2)	Severance upon a Change of Control for Mr. O’Leary equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during the three fiscal years of the Company immediately preceding the Change of Control.
(3)	Represents the intrinsic value of stock grants based on the Company’s closing stock price of $11.35 per share on August 29, 2008, the last trading day of Fiscal 2008.
(4)	Stock grants under the 2004 Incentive Compensation Plan provide for acceleration of unvested Common Stock in the event of a Change of Control, retirement, death or disability.
(5)	Represents estimated Annual Income Option reflecting 15 years of payout as of August 2008 for Executive Split-Dollar Life Insurance Program (frozen program).
(6)	Represents market value balance as of August 29, 2008 for the Executive Share Option Program reduced by the exercise price.
(7)	Extension of benefits upon a Change of Control, including health, dental, life insurance and long-term disability.

NAMED EXECUTIVE: ROBERT L. GOSSETT

			Change of Control

Executive Payments and Benefits Upon	Retirement(1) ($)	Involuntary Termination For Cause ($)	Without Termination ($)	Termination Without Cause / Good Reason ($)	Death ($)	Disability ($)

Compensation:
Severance Benefit (Change of Control)(2)	—	—	—	948,353	—	—
Long-Term Incentives:
Restricted Stock:(3)(4)
Accelerated Vesting	92,695	92,695	—	92,695	92,695	92,695
Deferred Compensation Plans:
Executive Share Option Program(5)	791,408	791,408	791,408	791,408	791,408	791,408
Executive Deferred Compensation Plan (2007)(6)	7,655	7,655	—	7,655	7,655	7,655
Other Benefits:
Health and Welfare(7)	—	—	—	10,549	—	—

Total Benefits	891,758	891,758	791,408	1,850,660	891,758	891,758

(1)	As of August 30, 2008, Mr. Gossett had qualified for early retirement.
(2)	Severance upon a Change of Control for Mr. Gossett equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during the three fiscal years of the Company immediately preceding the Change of Control.
(3)	Represents the intrinsic value of stock grants based on the Company’s closing stock price of $11.35 per share on August 29, 2008, the last trading day of Fiscal 2008.
(4)	Stock grants under the 2004 Incentive Compensation Plan provide for acceleration of unvested Common Stock in the event of Change of Control, retirement, death or disability.
(5)	Represents market value balance as of August 29, 2008 for the Executive Share Option Program reduced by exercise price.
(6)	Represents market value balance as of August 29, 2008.
(7)	Extension of benefits upon a Change of Control, including health, dental, life insurance and long-term disability.

NAMED EXECUTIVE: SARAH N. NIELSEN(1)

		Change of Control

Executive Payments and Benefits Upon	Involuntary Termination For Cause ($)	Termination Without Cause / Good Reason ($)	Death ($)	Disability ($)

Compensation:
Severance Benefit (Change of Control)(2)	—	825,338	—	—
Long-Term Incentives:
Restricted Stock:(3)(4)
Accelerated Vesting	—	92,695	—	—
Deferred Comp Plans:
Executive Deferred Compensation Plan (2007)(5)	1,562	1,562	1,562	1,562
Other Benefits:
Health and Welfare(6)	—	30,075	—	—

Total Benefits	1,562	1,059,715	1,562	1,562

(1)	As of August 30, 2008, Ms. Nielsen had not qualified for early retirement.
(2)	Severance upon a Change of Control for Ms. Nielsen equals severance pay in lump-sum, an amount equal to three times the average of the aggregate annual compensation paid during the three fiscal years of the Company immediately preceding the Change of Control.
(3)	Represents the intrinsic value of stock grants based on the Company’s closing stock price of $11.35 per share on August 29, 2008, the last trading day of Fiscal 2008.
(4)	Stock grants under the 2004 Incentive Compensation Plan provide for acceleration of unvested Common Stock in the event of a Change of Control, retirement, death or disability.
(5)	Represents market value balance as of August 29, 2008.
(6)	Extension of benefits upon a Change of Control, including health, dental, life insurance and long-term disability.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement in whole or in part, the information set forth above under “Board of Directors, Committees of the Board and Corporate Governance—Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2008 Form 10-K with the Company’s management and the independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee hereby reports as follows:

        (1)  The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 30, 2008 of Winnebago Industries, Inc. (the “Audited Financial Statements”) with Winnebago Industries, Inc.’s management.

        (2)  The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        (3)  The Audit Committee has received the written disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

        (4)  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of Winnebago Industries, Inc., and the Board has approved, that the Audited Financial Statements be included in Winnebago Industries, Inc.’s 2008 Form 10-K, for filing with the SEC.

A copy of the Audit Committee Charter, as last amended as of June 21, 2006, is available on the Company’s website at http://www.winnebagoind.com/governance.html and in print free of charge to any shareholder who requests a copy in writing from: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 60436.

The Audit Committee:

Joseph W. England (Chair)
Irvin E. Aal
Jerry N. Currie
Lawrence A. Erickson

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

Deloitte & Touche served as the independent registered public accountants for the Company and its subsidiaries in Fiscal 2008. Deloitte & Touche is an independent registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”). Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of the Company’s annual financial statements for fiscal years ended August 30, 2008 and August 25, 2007, and fees billed for other services rendered by Deloitte & Touche during those periods.

	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$620,000	$550,000
Audit-Related Fees(2)	22,000	31,450
Tax Fees(3)	398,561	98,925
All Other Fees	—	—

Total	$1,040,561	$680,375

(1)	Audit Fees represent fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(2)	Audit-Related Fees represent fees for the benefit plan audit and accounting related consulting matters.
(3)	Tax Fees represent fees for professional services related to tax compliance and tax planning.

The Audit Committee considered whether the provision of tax, benefit plan audit and accounting consulting services by Deloitte & Touche to the Company is compatible with maintaining the independence of Deloitte & Touche and concluded that the independence of Deloitte & Touche is not compromised by the provision of such services.

Policy Regarding the Approval of Independent Registered Public Accountants Provision of Audit and Non-Audit Services — The Company’s Audit Committee Charter requires the Audit Committee to pre-approve the fees and other significant compensation to be paid to the independent registered public accountants as well as pre-approve all non-audit engagements with the independent registered public accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee, who shall then inform the entire Audit Committee of the engagement of such services. The Audit Committee pre-approved under that policy 100 percent of the fees, if any, for services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for Fiscal 2007 and Fiscal 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors and persons who own more than ten percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and the NYSE. Reporting Persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5 were required for those persons, the Company believes that, during Fiscal 2008, all Reporting Persons complied with all applicable filing requirements, except that due to an inadvertent administrative error, Mr. Hertzke filed a late report relating to a stock award of 20,000 shares of Common Stock.

FISCAL YEAR 2009 SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the Company’s Annual Meeting following Fiscal 2009, scheduled for December 15, 2009 and desires that the proposal be included in the Company’s proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at the Company’s principal executive offices no later than July 1, 2009.

The Company’s By-Laws and the Nominations of Directors Policy require that in order to nominate persons to the Company’s Board of Directors, a shareholder must provide advance written notice in the form set forth therein to the Secretary, which notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5 percent of the Company’s Common Stock who may also submit nominations in accordance with the procedures in the Nominations of Directors Policy and except as otherwise provided in the Company’s By-Laws. The Company’s By-Laws also require that in order to present a proposal for action by shareholders at an annual meeting, a shareholder must provide advance written notice to the Secretary, which notice must contain detailed information specified in the Company’s By-Laws. This notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 90 days nor more than 120 days before the anniversary of the preceding year’s annual meeting. As to any proposal that a shareholder intends to present to shareholders without inclusion in the Company’s proxy statement for the Company’s Fiscal 2009 annual meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. The specific procedures to be used by shareholders, including those to be used by shareholders of more than 5 percent of the Common Stock, to recommend nominees for director are set forth in the Company’s Nominations of Directors Policy, a copy of which is attached hereto as Appendix A, and the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained by written request to: Winnebago Industries, Inc., Attn: Vice President-General Counsel and Secretary, 605 West Crystal Lake Road, Forest City, Iowa 50436.

GENERAL

Deloitte & Touche has been selected by the Audit Committee as the Company’s independent registered public accountants for the current fiscal year by the Audit Committee. Deloitte & Touche has been the Company’s accountants for more than 20 years. Representatives of that firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The cost of this proxy solicitation will be borne by the Company. Solicitation will be made primarily through the Internet and the use of the mail, but officers, directors or regular employees of the Company may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, the Company will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

A copy of our Annual Report for the fiscal year ended August 30, 2008, which includes audited financial statements, is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference.

A COPY OF THIS PROXY STATEMENT AND OUR MOST RECENT ANNUAL REPORT TO THE SEC ON FORM 10-K (WITHOUT EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, TO OUR SHAREHOLDERS UPON WRITTEN REQUEST PURSUANT TO THE INSTRUCTIONS SET FORTH IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT OUR HOME PAGE ON THE INTERNET – http://www.winnebagoind.com. INFORMATION CONTAINED ON OUR WEBSITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.

As of the date of this Proxy Statement, management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their best judgment.

By Order of the Board of Directors

Raymond M. Beebe Secretary

October 29, 2008

APPENDIX A

WINNEBAGO INDUSTRIES, INC.

NOMINATIONS OF DIRECTORS

The Nominating and Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.	RECOMMENDED CANDIDATES. The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third party search firms and other sources. Under the terms of the Company’s By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at the principal executive offices of the Company not later than 90 or earlier than 120 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company’s Common Stock who may also submit nominations in accordance with the procedures in Section 2 under “5% SHAREHOLDER RECOMMENDATIONS” and except as otherwise provided in the Company’s By-Laws. The shareholder’s notice must set forth (1) all information relating to such director nominee that is required to be disclosed under the federal securities laws in solicitation of proxies for election of directors in an election contest, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address of the shareholder and any beneficial owner giving the notice as they appear on the Company’s books together with the number of shares of the Company’s Common Stock which are owned beneficially and of record by the shareholder and any beneficial owner; and (3) a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Code of Ethics.
2.	5% SHAREHOLDER RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5% of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director to the Committee provided that (1) written notice from the shareholder(s) must be received by the Secretary of the Company at the principal executive offices of the Company not later than 120 days prior to the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in the Company’s By-Laws; (2) such notice must contain the name and address of the shareholder(s) and any beneficial owner(s) giving the notice as they appear on the Company’s books, together with evidence regarding the number of shares of the Company’s Common Stock together with the holding period and the written consent of the recommended candidate and the shareholder(s) to being identified in the Company’s proxy statement; (3) such notice must contain all information relating to such director nominee that is required to be disclosed under federal securities laws in solicitation of proxies for election of directors in an election contest; and (4) such notice must contain a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Code of Ethics.

3.	DESIRED QUALIFICATIONS, QUALITIES AND SKILLS. The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives.
The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members, or the continued service of existing members:
•	the highest professional and personal ethics;
•	broad experience in business, government, education or technology;
•	ability to provide insights and practical wisdom based on their experience and expertise;
•	commitment to enhancing shareholder value;
•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;
•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and
•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.
4.	INDEPENDENCE. The Committee believes and it is the policy of the Company that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.
An independent director is one who:
(1)	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;
(2)	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;
(3)	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;
(4)	has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director during the past three years;
(5)	(A) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (B) does not have an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who personally works on the Company’s audit; and (D) within the last three years was not and no member of his or her immediate family was a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time.

(6)	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;
(7)	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;
(8)	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and
(9)	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.
This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.
For purposes of determining a “material relationship,” the Committee shall utilize the following standards:
1.	Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.
2.	The aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues.
For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.
5.	NOMINEE EVALUATION PROCESS. The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “RECOMMENDED CANDIDATES” in Section 1 and under “5% SHAREHOLDER RECOMMENDATIONS” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual Proxy Statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Policy and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.
6.	CATEGORIZE RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:
(1)	a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;
(2)	a third-party search firm used by or on behalf of the Company; and
(3)	any other specified source.
7.	MATERIAL CHANGES TO NOMINATION PROCEDURES. For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.
8.	POSTING OF POLICY. This Director Nomination Policy shall be posted to the Company’s website in accordance with the Company’s Corporate Governance Policy.
9.	AMENDMENTS TO THIS POLICY. Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

September 11, 2008

ANNUAL MEETING OF SHAREHOLDERS Tuesday, December 16, 2008 4:00 p.m. Central Standard Time Winnebago Industries’ South Office Complex Theater, 605 W. Crystal Lake Road, Forest City, Iowa
DIRECTIONS:
1)	From I-35
	•	From I-35, take exit number 203, and turn right (West) on IA-9 towards Forest City.
	•	At Forest City turn left (South) on US-69 at the junction of IA-9 and US-69.
	•	Take US-69 South 1.4 miles to the junction of US-69 and County Road B14.
	•	Turn right (West) on B14 and continue approximately 1/2 mile to Gate #1.
	•	Turn right (North) into the center lane and Winnebago Industries Security will check you in and direct you to the Theater.

2)	From I-80
	•	From I-80, take exit number 137B, turning onto I-35 North towardsMinneapolis.
	•	Take exit number 203, IA-9 West towards Forest City.
	•	At Forest City turn left (South) on US-69 at the junction of IA-9 and US-69.
	•	Take US-69 South 1.4 miles to the junction of US-69 and County Road B14.
	•	Turn right (West) on B14 and continue approximately 1/2 mile to Gate #1.
	•	Turn right (North) into the center lane and Winnebago Industries Security will check you in and direct you to the Theater.

3)		From I-90
	•	From I-90, take exit number 159A, turning onto I-35 South towards Albert Lea.
	•	Exit I-35 on exit number 203, IA-9 right (West) towards Forest City.
	•	At Forest City turn left (South) on US-69 at the junction of IA-9 and US-69.
	•	Take US-69 South 1.4 miles to the junction of US-69 and County Road B14.
	•	Turn right (West) on B14 and continue approximately 1/2 mile to Gate #1.
	•	Turn right (North) into the center lane and Winnebago Industries Security will check you in and direct you to the Theater.

Winnebago Industries, Inc. Forest City, Iowa	proxy

Proxy solicited on behalf of the Board of Directors of the Company for Annual Meeting on December 16, 2008.

The undersigned hereby appoints Robert J. Olson and Raymond M. Beebe, or either one of them, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Winnebago Industries, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held at Winnebago Industries’ South Office Complex Theater, 605 W. Crystal Lake Road, Forest City, Iowa on the 16th day of December, 2008, at 4:00 p.m., Central Standard Time, and at any and all adjournments thereof.

(Continued, and to be signed and dated, on the other side.)

Three Ways to Appoint Your Proxy to Vote	COMPANY #

To appoint your proxy electronically by telephone: 1-800-560-1965

1)	Read the Proxy Statement and have the proxy card below at hand.
2)	Call 1-800-560-1965.
3)	Follow the instructions.

To appoint your proxy electronically via the Internet: www.eproxy.com/wgo/

1)	Read the Proxy Statement and have the proxy card below at hand.
2)	Go to website www.eproxy.com/wgo/.
3)	Follow the instructions provided on the website.

To appoint your proxy by mail

1)	Read the Proxy Statement.
2)	Check the appropriate boxes on the proxy card below.
3)	Sign and date the proxy card.
4)	Return the proxy card in the envelope provided.

The deadline for telephone or Internet voting is 12:00 p.m. (CST) on Monday, December 15, 2008.

Your Vote Is Important

Do not return this proxy card if you appoint your proxy to vote by telephone or Internet. Your electronic appointment of a proxy by telephone or via the Internet authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Class III directors:	01 John V. Hanson	☐	Vote FOR	☐	Vote WITHHELD
		02 Gerald C. Kitch		all nominees		from all nominees
		03 Robert J. Olson		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as Winnebago Industries, Inc. Independent Registered Public Accountants for our fiscal year 2009.	☐	For	☐	Against	☐	Abstain

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.